Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

among Integrio Technologies, LLC
(“Seller”),

Emtec Federal, LLC (“Seller Sub”),

Sysorex Government Services, Inc.
(“Buyer”) and

Sysorex Global
(“Parent”)

Dated as of November 14, 2016

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

Index of Exhibits

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Domain Name Assignment Agreement
Exhibit D	Form of Investor Representation Statement
Exhibit E	Form of Payoff and Estoppel Letter
Exhibit F	Form of Sub-Contractor Agreement
Exhibit G	Form of Lease Assignment

Index of Schedules

Schedule 2.1(b)	Assumed Seller Contracts
Schedule 2.1(c)	Tangible Personal Property
Schedule 2.3(a)	Aggregate Share Consideration Allocation
Schedule 2.3(c)	Earnout Payment Customers
Schedule 2.6(a)(iii)	Assumed Liabilities
Schedule 2.7(a)	Consents
Schedule 3.1	Organization and Good Standing
Schedule 3.3	Capitalization
Schedule 3.6	Sufficiency of Assets
Schedule 3.7	Real Property
Schedule 3.8	Title To Assets
Schedule 3.9	Condition of Tangible Personal Property
Schedule 3.10(a)	Accounts Payable
Schedule 3.10(b)	Debt
Schedule 3.11	Accounts Receivable
Schedule 3.12	Tax Returns
Schedule 3.14(a)	Employee Plans
Schedule 3.14(c)	Employee Plan Contributions
Schedule 3.14(g)	Workers’ Compensation
Schedule 3.14(j)	Employee Disclosures
Schedule 3.15(d)	Governmental Authorizations
Schedule 3.16(a)	Legal Proceedings
Schedule 3.16(b)	Orders
Schedule 3.16(c)	Compliance
Schedule 3.17(a)(i)	Annual Financial Statements
Schedule 3.17(a)(ii)	Interim Financial Statements
Schedule 3.18(a)	Invalid Contracts
Schedule 3.18(b)	Contract Compliance
Schedule 3.18(h)	Security Clearances
Schedule 3.19(a)	Insurance
Schedule 3.22(b)	Labor Disputes; Compliance
Schedule 3.23(b)	Intellectual Property Assets
Schedule 3.23(c)	Intellectual Property Asset Exceptions
Schedule 3.23(h)	Domain Names
Schedule 3.26	Relationship with Related Persons
Schedule 5.1(b)	Active Employees
Schedule 5.10	Conduct of Business Pending the Closing Date

iv

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is dated as of November 14, 2016 by and among Integrio Technologies, LLC, a Delaware limited liability company (“Seller”); Emtec Federal, LLC, a Delaware limited liability company and wholly-owned subsidiary of Seller (“Seller Sub” and together with Seller, “Seller Parties”); Sysorex Global, a Nevada corporation (“Parent”); and Sysorex Government Services, Inc., a Virginia corporation and wholly-owned subsidiary of Parent (“Buyer”, and together with the Parent, the “Buyer Parties”).

RECITALS

WHEREAS, Seller Parties desire to sell, and Buyer desires to purchase, the Assets of the Business (as each such term is hereinafter defined) of Seller Parties for the consideration and on the terms set forth in this Agreement.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

Article I
DEFINITIONS AND USAGE

Section 1.1 Definitions. Capitalized terms not defined in this Section 1.1 shall have the meanings ascribed to them elsewhere in this Agreement. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Payable” - all trade accounts payable and accruals (other than Tax accruals) of Seller Parties to Persons arising in the Ordinary Course of Business.

“Accounts Receivable” - all trade accounts receivable and other rights of payment from customers of Seller Parties, all other accounts and notes receivable of Seller Parties and the full benefits or right of payment of all security for such accounts, and any claim, remedy, or other right relating to the foregoing.

“Acquisition Proposal” - shall have the meaning ascribed to it in Section 5.12(c)

“Active Employees” – shall have the meaning ascribed to it in Section 5.1(a).

“Adjustment Amount” – shall have the meaning ascribed to it in Section 2.3(b)(i).

“Adjustment Amount Calculation” - shall have the meaning ascribed to it in Section 2.3(b)(ii).

“Aggregate Share Consideration” - shall have the meaning ascribed to it in Section 2.3(a)

“Annual Cash Payments” - shall have the meaning ascribed to it in Section 2.3(a).

“Annual Financial Statements” - shall have the meaning ascribed to it in Section 3.17(a)(i).

“AR Collection Deadline” – shall have the meaning ascribed to it in Section 2.3(b)(i).

“Assets” - shall have the meaning ascribed to it in Section 2.1.

“Assignment and Assumption Agreement” - shall have the meaning ascribed to it in Section 2.7(a)(i)(B).

1

EXECUTION VERSION

“Assumed Liabilities” - shall have the meaning ascribed to it in Section 2.6.

“Assumed Seller Contracts” – shall have the meaning ascribed to it in Section 2.1.

“Best Efforts” - the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible.

“Bill of Sale” - shall have the meaning ascribed to it in Section 2.7(a)(i)(A).

“Breach” - any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business” - the business as a value added reseller and provider of information technology and infrastructure and profession services primarily to the federal government, systems integrators and certain commercial customers.

“Business Day” - shall have the meaning ascribed thereto in Rule 14d-1(g)(3) under the Exchange Act.

“Buyer Indemnified Persons” – shall have the meaning ascribed to it in Section 6.2.

“Buyer’s Closing Documents” - shall have the meaning ascribed to it in Section 4.2(a).

“Cash Consideration” - shall have the meaning ascribed to it in Section 2.3(a).

“Closing” – the time on the Closing Date when all of the obligations and conditions set forth in Section 2.7 have been satisfied or waived and when the Contemplated Transactions have been consummated.

“Closing Cash” - shall have the meaning ascribed to it in Section 2.3(a).

“Closing Date”- the date on which the Closing occurs.

“Code” - the Internal Revenue Code of 1986, as amended.

“Competing Business” - shall have the meaning ascribed to it in Section 3.26.

“Confidential Information” - shall have the meaning ascribed to it in Section 7.1.

“Consent” - any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” - all of the transactions contemplated by this Agreement.

“Contract” - any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Copyrights” - shall have the meaning ascribed to it in Section 3.23(a)(iii).

“Covered Person” shall have the meaning ascribed to it in Section 3.30.

2

EXECUTION VERSION

“Damages” - shall have the meaning ascribed to it in Section 6.2.

“Debt” - means (i) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (ii) all obligations for the deferred purchase price of capital assets (excluding normal trade terms for capital assets purchased in the Ordinary Course of Business), (iii) all obligations under conditional sales or other title retention agreements, (iv) all reimbursement and other obligations (contingent or otherwise) under any letter of credit, banker’s acceptance, currency swap agreement, interest rate swap, cap, collar, or floor agreement or other interest rate management device.

“Deferred Consent” - an agreement to assign or transfer any Contract, Consent or Governmental Authorization, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Body, as the case may be, would constitute a breach thereof.

“Deferred Item” - the Contract, Consent or Governmental Authorization to which Deferred Consent relates.

“Defined Benefit Plan” - shall have the meaning ascribed to it in Section 3.14(a).

“Delivery Date” - shall have the meaning ascribed to it in Section 2.3(b)(ii).

“Disclosing Party” - shall have the meaning ascribed to it in Section 7.1.

“Disclosure Letter” - the letter delivered by Seller Parties to Buyer concurrently with the execution and delivery of this Agreement containing schedules that constitute exceptions to, or other disclosures required by, the representations and warranties of Seller Parties contained in Article III of this Agreement.

“Disqualification Event” shall have the meaning ascribed to it in Section 3.30.

“Domain Names” - shall have the meaning ascribed to it in Section 3.23(a)(v).

“Earnout Payments” - those amounts owing to Seller under Section 2.3(c).

“Earnout Period” - the period which will terminate on the earlier of the following: (i) the date when the cumulative amount paid as Earnout Payments equals $1,200,000 (subject to adjustment in accordance with Section 2.3(b) and Article VI); or (ii) the third anniversary of the Closing Date.

“Earnout Report” - shall have the meaning ascribed to it in Section 2.3(d).

“Earnout Report Deadline” – shall have the meaning ascribed to it in Section 2.3(d).

“Earnout Representative” - shall have the meaning ascribed to it in Section 2.3(e)(i).

“Election Date” - shall have the meaning ascribed to it in Section 2.3(b)(i).

“Employee Plans” - all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding.

3

EXECUTION VERSION

“Encumbrance” - any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental, Health and Safety Liabilities” - any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law.

“Environmental Law” - any Legal Requirement that requires or relates to preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment.

“ERISA” - the Employee Retirement Income Security Act of 1974.

“Exchange Act” - the Securities Exchange Act of 1934, as amended.

“Excluded Assets” - shall have the meaning ascribed to it in Section 2.2.

“Financial Records” - shall have the meaning ascribed to it in Section 3.4.

“Financial Statements” - shall have the meaning ascribed to it in Section 3.17(a)(iii).

“GAAP” - generally accepted accounting principles in the United States of America.

“Governing Documents” - with respect to any corporation or limited liability company, (a) its certificate or articles of incorporation or formation and its bylaws or operating agreement, as applicable; (b) all equityholders’ agreements, voting agreements, voting trust agreements, or other agreements or documents relating to the organization, management or operation of the corporation or limited liability company or relating to the rights, duties and obligations of the equity holders of the corporation or limited liability company; and (c) any amendment or supplement to any of the foregoing.

“Governmental Authorization” - any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” - any federal, state, local, municipal, foreign or other government, including any governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers), any multinational organization or body, anybody exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any official of any of the foregoing.

“Guarantor” shall have the meaning ascribed to it in the second Recital.

“Hired Active Employees” - shall have the meaning ascribed to it in Section 5.1(b)(i)

“Independent Accountant” - shall have the meaning ascribed to it in Section 2.3(d)

4

EXECUTION VERSION

“Independent Accounting Firm” – shall have the meaning ascribed to it in Section 2.3(b)(iii).

“Investor Representation Statement” - shall have the meaning ascribed to it in Section 2.10.

“IRS” - the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Intellectual Property Assets” - shall have the meaning ascribed to it in Section 3.23(a).

“Interim Financial Statements” - shall have the meaning ascribed to it in Section 3.17(a)(ii).

“Knowledge” - a Person will be deemed to have Knowledge of a particular fact or other matter if that Person is actually aware of that fact or matter or if a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

“Latest Balance Sheet” - shall have the meaning ascribed to it in Section 3.17(a)(ii)(A).

“Latest Balance Sheet Date” - shall have the meaning ascribed to it in Section 3.17(a)(ii)(A).

“Lease” - any real property lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Lease Assignments” shall have the meaning ascribed to it in Section 2.7(a)(i)(O).

“Legal Requirement” - any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability” - with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Majority Members” - shall have the meaning ascribed to it in Section 10.1.

“Marks” - shall have the meaning ascribed to it in Section 3.23(a)(i).

“Material Adverse Effect” - any event, change or effect which has a material adverse effect on (i) the Business, the Assets, or the Liabilities, results of operations or financial condition of Seller Parties, (ii) a material adverse effect on the ability of Seller Parties to consummate the Contemplated Transactions, or (iii) Buyer’s ability to operate the Business immediately after Closing in the manner operated by Seller Parties before Closing; provided, however, that a Material Adverse Effect with respect to Seller Parties shall not include (i) changes in the United States or world financial markets or general business or economic conditions, (ii) developments, trends or conditions related to the industries in which Seller Parties operate as of the date hereof except where the same has had or would reasonably be expected to have a disproportionate effect on Seller Parties as compared to other Persons operating in such industries, (iii) effects arising from changes in United States or world political or social conditions, including war or terrorism, (iv) changes in GAAP or interpretations thereof, (v) changes in any Legal Requirement or the proposal or enactment of any new Legal Requirement except where such change or proposal has had or would reasonably be expected to have a disproportionate effect on Seller Parties as compared to other Persons operating in the same industries as Buyer as of the date hereof, (vi) the execution or announcement of, or the taking of any actions with respect to, this Agreement or any of the Contemplated Transactions, or (vii) any condition that is substantially cured before the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Article VIII.

5

EXECUTION VERSION

“Member Representative” - shall have the meaning ascribed to it in Section 10.1.

“Multiemployer Plan” - shall have the meaning ascribed to it in Section 3.14(a).

“NDAs” – shall have the meaning ascribed to it in Section 2.7(a)(i)(J).

“Net Revenue” - the net amount of revenue attributable to Seller Parties’ Business, as recognized by Buyer in accordance with US GAAP applied to revenue in accordance with Buyer’s then-existing corporate policies, less product returns, royalties paid by Buyer to third parties for the products and services attributable to Seller’s Business, discounts including but not limited to customer and distributor discounts, and excluding amounts invoiced for any other product, shipping, taxes, duties or other similar amounts.

“Non-Assignable Contract” – shall have the meaning ascribed to it in Section 5.15(a).

“Notice of Contest Period” - shall have the meaning ascribed to it in Section 6.4(b).

“Novation Agreement” – shall have the meaning ascribed to it in Section 5.15.

“Novation Failure” - shall have the meaning ascribed to it in Section 6.7.

“Novation Failure Amount” - shall have the meaning ascribed to it in Section 6.7.

“Objection Deadline” - shall have the meaning ascribed to it in Section 2.3(b)(iii).

“Objection Notice” - shall have the meaning ascribed to it in Section 2.3(b)(iii).

“Occupational Safety and Health Law” - any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” - any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” - an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a)       is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(b)      does not require authorization by the board of directors or managers, members or stockholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(c)       is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

6

EXECUTION VERSION

“Parent Offering Materials” - shall have the meaning ascribed to it in Section 2.7(d).

“Patents” - shall have the meaning ascribed to it in Section 3.23(a)(ii).

“Permitted Encumbrances” - shall have the meaning ascribed to it in Section 3.8.

“Person” - an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding” - any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” - shall have the meaning ascribed to it in Section 2.3(a).

“Receiving Party” - shall have the meaning ascribed to it in Section 7.1

“Record” - information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Regulation D” - Regulation D promulgated under the Securities Act.

“Related Person” - With respect to a particular individual:

(a)       each other member of such individual’s Family;

(b)       any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(c)       any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)       any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)       any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(b)       any Person that holds a Material Interest in such specified Person;

(c)       each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d)       any Person in which such specified Person holds a Material Interest; and

(e)       any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

7

EXECUTION VERSION

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Representative” - with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Restricted Period” - shall have the meaning ascribed to it in Section 2.9(b).

“Restricted Transactions” - shall have the meaning ascribed to it in Section 2.9(b).

“Retained Liabilities” - shall have the meaning ascribed to it in Section 2.6(b).

“SEC” - the U.S. Securities and Exchange Commission.

“SEC Documents” - shall have the meaning ascribed to it in Section 4.3.

“Securities Act” - the Securities Act of 1933, as amended.

“Seller Cash On Hand” – shall have the meaning ascribe to it in Section 2.2.

“Seller Closing Documents” - shall have the meaning ascribed to it in Section 3.2(a).

“Seller Contract” - any Contract relating to the Business (a) under which Seller Parties have or may acquire any rights or benefits; (b) under which Seller Parties have or may become subject to any obligation or liability; or (c) by which Seller Parties or any of the assets owned or used by Seller Parties in connection with the Business is or may become bound.

“Seller Indemnified Parties” - shall have the meaning ascribed to it in Section 6.3.

“Seller Members” - the holders of membership interests of Seller.

“Set-off Claims Notice” – shall have the meaning ascribed to it in Section 6.4.

“Share Consideration Recipient” shall have the meaning ascribed to it in Section 2.7(a)(i)(I).

“Software” - all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes, hardware used to deliver such software and other items and documentation related thereto or associated therewith.

“Specified Assumed Liabilities’ – shall have the meaning ascribed to it in Section 2.6(a)(iii)

“Synnex” – Synnex Corporation.

8

EXECUTION VERSION

“Synnex Cash” – shall have the meaning ascribed to it in Section 2.2.

“Synnex FSA” – means that certain Fulfillment Services Agreement, dated July, 29, 2013, by and between the Seller (f/k/a Spectrum Systems LLC) and Synnex.

“Synnex Payoff Amount” – shall mean the amount required to be paid at the Closing to Synnex to satisfy in full and pay off any amount outstanding under the Loan and Security Agreement by and among the Seller Parties and Synnex dated as of August 26, 2013, minus the Synnex Cash as of the Closing Date, which amount shall be retained by Synnex to pay off a portion of such loan.

“Tangible Personal Property” - all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property, including any inventories, of every kind owned or leased by Seller Parties (wherever located and whether or not carried on Seller Parties’ books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” - any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return” - any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” - a Person that is not a party to this Agreement.

“Third-Party Claim” - any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Third-Party Software” means any off-the-shelf software program, utility, tool, or application, or any software program which was not developed at the specific request or direction of Seller Parties.

“Threshold” shall have the meaning ascribed to it in Section 6.2.

“Termination Date” - shall have the meaning ascribed to it in Section 8.1(c).

“Trade Secrets” - shall have the meaning ascribed to it in Section 3.23(a)(iv).

Section 1.2 Usage; Interpretation. In this Agreement, unless a clear contrary intention appears (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” “herewith” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) use of the word “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, use of the word “from” means “from and including” and “to” means “to but excluding”; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

9

EXECUTION VERSION

Section 1.3 Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

Article II
SALE AND TRANSFER OF ASSETS; CLOSING

Section 2.1 Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller Parties shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller Parties, free and clear of any Encumbrances other than Permitted Encumbrances, as defined in Section 3.8, all of Seller Parties’ right, title and interest in and to all of the Assets (as defined below). Upon the terms and conditions herein set forth, at the Closing, Purchaser hereby agrees to purchase, acquire, and accept from Seller all of Seller’s right, title, and interest in and to all of the Assets, free and clear of all Encumbrances. For purposes of this Agreement and the Ancillary Agreements, “Assets” means all of the business, assets, and goodwill owned by Seller Parties on the Closing Date of every kind and description, wherever located, known or unknown, tangible or intangible, whether reflected on Seller Parties’ books and records or not, which are not Excluded Assets, including, without limitation, the following:

(a)       Accounts Receivable. All Accounts Receivable, including (without limitation) those Accounts Receivable set forth on Schedule 3.11.

(b)       Contracts. All Seller Contracts approved by Buyer, a proposed list of which Seller shall deliver to Buyer prior to the Closing Date and which list shall be subject to Buyer’s approval in its sole discretion and upon such approval shall be attached hereto as Schedule 2.1(b) (the “Assumed Seller Contracts”).

(c)       Tangible Personal Property. All equipment, furniture, computer hardware and software, fixtures, motor vehicles, leasehold improvements, supplies, and other tangible personal property owned or employed in the operation of the Business, including, without limitation, the personal property described in Schedule 2.1(c) and all rights to the warranties received from the manufacturers and distributors of all such personal property and fixtures and any related claims, credits, rights of recovery and setoffs with respect to such personal property and fixtures;

(d)       Intellectual Property Assets. All Intellectual Property Assets and other software used by Seller Parties to operate the Business, including, without limitation, all rights to the name “Integrio Technologies, LLC”, or any derivation thereof, and all rights to the registered Intellectual Property Assets of Seller Parties set forth on Schedules 3.23(b) and 3.23(c);

10

EXECUTION VERSION

(e)       Permits and Governmental Authorizations. All permits and Governmental Authorizations relating to the Business as of the close of business on the Closing Date, including, without limitation, the items set forth on Schedule 3.15(d), to the extent actually assignable or transferable;

(f)        Intangible Assets. All rights to indemnification, all telephone or facsimile numbers, and electronic mail addresses used in connection with the Business and all goodwill and going concern value associated with the Business;

(g)       Books and Records. All books and Records (including all discs, tapes, flash drives and other data storage devices and stored information) relating to the Business;

(h)       Other Records, Manuals, and Documents. Seller Parties’ right, title, and interest in and to all of the following to the extent that they relate to the Business: mailing lists, customer lists, supplier lists, vendor data, marketing information, and procedures, sales and customer files, advertising and promotional materials, current product material, equipment maintenance records, warranty information, standard forms of documents, manuals of operations or business procedures and other similar procedures, and all other information of Seller relating to the Business;

(i)        Insurance Claims. The amount of any proceeds to Seller Parties under any policy of insurance covering the Assets or the Business as a result of any claim made against such policies of insurance due to damage to the Assets or the Business prior to the Closing Date that is paid to Seller Parties after the date of this Agreement;

(j)        Litigation Claims. All claims, causes of action, choses in action of Seller Parties against Third Parties, and rights of recovery and rights under all warranties, representations and guarantees made by suppliers of products, materials or equipment or components thereof, arising from or relating to the other Assets; and

(k)       Deposits and Prepaid Expenses. All deposits and prepaid expenses.

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets or any other Liability of Seller Parties, unless Buyer expressly assumes that Liability pursuant to Section 2.6(a).

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller Parties (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller Parties after the Closing:

(a)       all company minute books, equity interests in any entity, equity transfer books, company seals, if any and other documents and records relating to the organization, maintenance and existence of Seller Parties as limited liability companies and other records having exclusively to do with Seller Parties’ organization, capitalization or internal affairs between the Seller Parties and its members, all Records related to Seller Parties’ Benefit Plans, and Seller Parties’ databases and files and Records relating to employees or personnel matters; provided, however, that the Buyer Parties shall have reasonable access to such Records and may make excerpts therefrom and copies thereof;

11

EXECUTION VERSION

(b)       all Tax Returns filed by Seller Parties and associated Tax Records, and all other Records that Seller Parties are required by law to retain in their possession, provided that copies of all such items shall be provided to Buyer prior to the Closing;

(c)       all claims for refund of Taxes and other governmental charges of whatever nature relating to Seller Parties or the Assets arising prior to the Closing;

(d)       all rights of Seller Parties under this Agreement, the Bill of Sale, and the Assignment and Assumption Agreement including the consideration delivered by the Buyer Parties to the Seller Parties in accordance with the terms and conditions of this Agreement and any Contract between or among Seller and the Seller Members;

(e)       all taxpayer and other identification numbers;

(f)        all property, casualty, and individual life insurance policies owned or obtained by Seller Parties on behalf of the Business including the proceeds of such insurance policies and rights thereunder relating to Excluded Assets, as well as all director and officer insurance policies;

(g)       all cash, cash equivalents and short-term investments of Seller Parties, the accounts of Seller Parties with any bank, savings and loan or other financial institution (the “Seller Cash On Hand”); and

(h)       any amount payable to Seller under the Synnex FSA (the “Synnex Cash”).

Section 2.3 Consideration.

(a)       Purchase Consideration. The aggregate purchase price for the Assets (the “Purchase Price”), will consist of (A) $1,800,000 in cash, of which $1,400,000 minus the sum of the Synnex Cash, Seller Cash On Hand and the Synnex Payoff Amount (which will be paid directly to Synnex at the Closing by Buyer in accordance with the payoff and estoppel letter pursuant to Section 2.7(a)(i)(H) provided by Synnex to Buyer) (the “Closing Cash”) shall be paid at Closing and $400,000 shall be paid in two (2) annual installments of $200,000 each on the respective anniversary dates of the Closing, subject to set off and recoupment by Buyer, in accordance with Article VI (the “Annual Cash Payments” and together with the Closing Cash, the “Cash Consideration”); (B) 530,000 unregistered restricted shares of Parent’s voting common stock valued at $1.50 per share (the “Aggregate Share Consideration”), to be allocated as provided in a supplemental Schedule 2.3(a) to be delivered by Seller to Buyer at the Closing; (C) the aggregate amount of the Specified Assumed Liabilities; and (D) the Earnout Payments described in Section 2.3(c) below, subject to set off and recoupment by Buyer, in accordance with Article VI.

(b)       Post-Closing Adjustment.

(i)         Adjustment Amount. Buyer shall use its best efforts in cooperation with the Member Representative to collect the Accounts Receivable, and if any of the Accounts Receivable reflected on Schedule 3.11 are not collected within one hundred and twenty (120) days following the Closing Date (the “AR Collection Deadline”), then, at Buyer’s election in its sole discretion, the amount of such uncollected Accounts Receivable shall be treated as a post-Closing negative adjustment to the Purchase Price on a dollar for dollar basis (the “Adjustment Amount”), in which event all uncollected Accounts Receivable included within the Adjustment Amount (as finally determined in accordance herewith) shall be assigned to Seller for the benefit of Seller. Buyer may notify Seller or the Member Representative in writing of such election at any time from the AR Collection Deadline through the Earnout Report Deadline (as defined below) for the fiscal year ended December 31, 2016 (such notice date being the “Election Date”). If Buyer fails to deliver such notice before the Election Date, this Section 2.3(b) shall immediately terminate and be of no further force or effect.

12

EXECUTION VERSION

(ii)        Adjustment Amount Calculation. As soon as practicable after the Election Date, but not later than the Earnout Report Deadline, Buyer shall deliver to Member Representative (such date of delivery, the “Delivery Date”) its good faith determination of the Adjustment Amount (the “Adjustment Amount Calculation”), if any. During the period from the Closing Date until the Delivery Date, Member Representative shall give Buyer and its agents such access to the books and records of Seller Parties as Buyer and its agents shall reasonably request during normal business hours in order to enable them to calculate the Adjustment Amount Calculation. During the period between the Delivery Date and the Objection Deadline (as defined below), Member Representative and Seller Parties’ accountants shall be given reasonable access to the books and records of Buyer upon reasonable notice to verify the Adjustment Amount Calculation.

(iii)       Resolution of Protest. Within thirty (30) days after the Delivery Date (the “Objection Deadline”), the Member Representative may deliver to Buyer a notice of objection (an “Objection Notice”) with respect to the Adjustment Amount Calculation. If no Objection Notice regarding the Adjustment Amount Calculation is delivered by the Member Representative to Buyer by the Objection Deadline, the Adjustment Amount Calculation shall be final and binding on the parties hereto as the Adjustment Amount. Any Objection Notice regarding the Adjustment Amount Calculation shall specify the items in the Adjustment Amount Calculation disputed by the Member Representative and shall describe the basis for the objection, as well as the amount in dispute. Any other items not so disputed by the Member Representative shall be deemed “agreed upon”. If an Objection Notice is delivered in accordance with this Section 2.3(b)(iii), Buyer and the Member Representative shall consult with each other with respect to the objection set forth therein. If Buyer and the Member Representative are unable to reach agreement within fifteen (15) days after an Objection Notice has been given, all unresolved disputed items shall be promptly referred to an independent auditor which (i) has never provided services to either Buyer or Seller Parties and (ii) is mutually acceptable to Buyer and the Member Representative (the “Independent Accounting Firm”). The Independent Accounting Firm shall be directed to render a written report on the unresolved disputed issues with respect to the Adjustment Amount Calculation as promptly as practicable, but in no event more than thirty (30) days after such submission to the Independent Accounting Firm, and to resolve only those issues of dispute set forth in the Objection Notice. If unresolved disputed issues are submitted to the Independent Accounting Firm, Buyer and the Member Representative will each furnish to the Independent Accounting Firm such bank statements and other documents and information relating to the unresolved disputed issues as the Independent Accounting Firm may reasonably request. The Independent Accounting Firm shall establish the procedures it shall follow (including procedures with regard to the presentation of evidence) giving due regard to the mutual intention of Seller and Buyer to resolve the disputed items and amounts as quickly, efficiently and inexpensively as possible. The resolution of the dispute and the calculation of the Adjustment Amount by the Independent Accounting Firm shall be final and binding on the parties hereto. The fees and expenses of the Independent Accounting Firm shall be allocated between Buyer and Seller in the proportion that the amounts determined by the Independent Accounting Firm against each party bears to the total amount in dispute (determined with respect to dollar amount).

(iv)       Payment of Adjustment Amount. If there is an Adjustment Amount, Buyer’s available methods for recouping the Adjustment Amount shall be (i) first, to withhold the Annual Cash Payments, or any portion thereof and (ii) then, in the event that the Annual Cash Payments are not sufficient to recoup the Adjustment Amount, to withhold Earnout Payments otherwise due pursuant to Section 2.3(c) below on a dollar for basis. Any Accounts Receivable received by Seller for which a portion of the Annual Cash Payments has been withheld or there has been a reduction in Earnout Payment shall be for the account of Seller.

13

EXECUTION VERSION

(c)       Earnout Payments. Buyer will pay Seller Earnout Payments, if any, up to a maximum of $400,000 during each year of the Earnout Period in an amount equal to two-thirds percent (0.67%) of the Net Revenues generated from the Business during the Earnout Period from customers of Seller who were customers during the twenty-four (24) month period prior to the Closing and identified on Schedule 2.3(c), calculated as of the end of each fiscal year end of the Buyer, beginning as of the fiscal year ended December 31, 2016.

(d)       Earnout Calculation; Interpretation. Within thirty (30) days following the filing of Parent’s Annual Report on Form 10-K for each fiscal year during the Earnout Period (“Earnout Report Deadline”), Buyer shall prepare and deliver to the Earnout Representative a report (the “Earnout Report”) setting forth its determination of (i) whether and to what extent an Earnout Payment is due and setting forth claimed Adjustment Amounts, if applicable and (ii) the resulting Earnout Payment shall be due and payable in cash, within ninety (90) days following the filing of Parent’s Annual Report on Form 10-K for each fiscal year during the Earnout Period. In the event that the Earnout Representative has any dispute with the Earnout Report, the Earnout Representative shall notify Buyer in writing within thirty (30) days following receipt of the Earnout Report. If Earnout Representative disputes the Earnout Report within such thirty (30) day period, Buyer and the Earnout Representative shall negotiate in good faith for a period of up to thirty (30) days in an effort to mutually agree upon the amount of the relevant Earnout Payment. If the dispute is not resolved within such thirty (30) day negotiation period, then Buyer and Earnout Representative shall engage Buyer’s independent auditor (the “Independent Accountant”) to render a determination of the Earnout Payment due based on Buyer’s Records as they relate to the Earnout Payment. The costs for the Independent Accountant shall initially be split evenly between Buyer and Seller, with the prevailing party to be reimbursed by the non-prevailing party following the Independent Accountant’s decision. The amount of any Earnout Payment shall be deemed to be finally determined upon the earliest of (i) the Earnout Representative’s written acceptance of the Earnout Report; (ii) the Earnout Representative’s failure to dispute the Earnout Report within the thirty (30) day period set forth above; (iii) the mutual agreement of Buyer and the Earnout Representative; or (iv) the Independent Accountant’s determination.

(e)       Earnout Representative.

(i)         Appointment; Administration. Following the Closing, Seller’s rights hereunder with respect to the Earnout shall be exercised and administered on Seller’s behalf by Greg Chandler or his designated successor (the “Earnout Representative”).

(ii)        Earnout Representative Expenses. In the event that the Earnout Representative determines to hire or retain any attorneys, accountants or other subject matter experts or to incur any third party costs or expenses in connection with any dispute resolution process on Seller’s behalf, all such fees, costs and expenses shall be the sole responsibility of Seller.

Section 2.4 Allocation of Purchase Price. As soon as practicable after the Closing, Buyer shall deliver to Member Representative a statement setting forth an allocation of the Purchase Price among the Assets for Tax purposes in accordance with Section 1060 of the Code, any applicable Treasury Regulations, and IRS Form 8594 and the Instructions thereto. Buyer and Member Representative will follow and use such allocation in all Tax Returns, filings, or other related reports made by any of them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the IRS under the provisions of Section 1060 of the Code, or any regulations thereunder, Buyer and Member Representative will disclose such reports to the other party prior to filing them with the IRS. After any adjustment to the Purchase Price or the payment of any Earnout Payments, such adjustment or payment shall be treated as an adjustment to the Purchase Price and Buyer shall deliver to Member Representative a statement setting forth how the adjustment is to be allocated among the Assets.

14

EXECUTION VERSION

Section 2.5 Sales and Transfer Taxes. Seller Parties and Buyer agree that the cost of any sales, use, stamp, registration, transfer or other Tax or recording fees and charges imposed on Seller Parties or Buyer by any Governmental Body as a result of the sale of the Assets or the consummation of the transactions contemplated by this Agreement, if any, shall be paid by Seller.

Section 2.6 Liabilities.

(a)       Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to discharge only the following Liabilities of Seller Parties (the “Assumed Liabilities”):

(i)         any Liability arising after the Closing Date in connection with or incidental to Buyer’s ownership of the Assets after the Closing (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Date); and

(ii)        any Liability arising after the Closing Date under the Assumed Seller Contracts (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Date);

(iii)       the outstanding Accounts Payable, unearned revenue, accrued cost of goods sold, and payroll-related Liabilities of the Seller Parties identified on Schedule 2.6(a)(iii) (the “Specified Assumed Liabilities”).

(b)       Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller Parties other than the Assumed Liabilities as set forth in Section 2.6(a), whether incurred before, after or on the Closing Date.

Section 2.7 Closing Obligations and Conditions. At the Closing,

(a)       as a condition to Buyer’s and Parent’s obligations at the Closing:

(i)         Seller Parties shall deliver to Buyer at the Closing:

(A)         a bill of sale for all of the Assets in the form of Exhibit A (the “Bill of Sale”) executed by Seller Parties;

(B)          an assignment of all the Assumed Liabilities to Buyer, which assignment shall be in the form of Exhibit B and also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller Parties;

(C)          separate assignment of all Domain Names, in the form of Exhibit C attached hereto, executed by Seller Parties and Buyer and notarized by a licensed notary;

(D)         such other deeds, bills of sale, assignments, certificates of title, documents or other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller Parties;

(E)          the Consents listed on Schedule 2.7(a) with respect to Seller Contracts, which Buyer will assist Seller in good faith with obtaining;

15

EXECUTION VERSION

(F)          a certificate executed by Seller Parties as to the accuracy of their respective representations and warranties as of the Closing and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing;

(G)          a certificate of the Secretary of Seller Parties (1) certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller Parties (as certified, where feasible, by the Secretary of State of Delaware, as of a recent date), (2) certifying, as complete and accurate as of the Closing, attached copies of all requisite resolutions or actions of Seller Parties’ boards of managers approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of Seller’s name contemplated by Section 5.13, (3) certifying to the incumbency and signatures of the officers of Seller Parties executing this Agreement and any other document relating to the Contemplated Transactions, and (4) attaching certificates as of a date not earlier than the tenth business day prior to the Closing Date as to the good standing of Seller Parties, executed by the appropriate officials of the State of Delaware and each jurisdiction in which Seller Parties are licensed or qualified to do business as a foreign limited liability company as specified on Schedule 3.1;

(H)         evidence reasonably satisfactory to Buyer that all outstanding obligations of the Seller Parties, other than the Assumed Liabilities, set forth on Schedules 3.10(a) and 3.10(b) have been paid off and satisfied in full, including releases of all Encumbrances on the Assets, other than Permitted Encumbrances, each as evidenced by a Payoff and Estoppel Letter in the form attached hereto as Exhibit D, to be delivered by Seller Parties to Buyer evidencing the release of each such Encumbrance;

(I)           a completed and executed Investor Representation Statement of each recipient of the Aggregate Share Consideration (each, a “Share Consideration Recipient and collectively, the “Share Consideration Recipients”);

(J)           Buyer’s standard form of Non-Disclosure Agreement executed by each Hired Active Employee (the “NDAs”);

(K)         satisfactory evidence that all legal counsel to Seller Parties has been paid in full for all services rendered in connection with the negotiation of this Agreement and the Contemplated Transactions;

(L)          an executed copy of the Sub-Contractor Agreement between Buyer and Seller Parties in the form attached hereto as Exhibit F (the “Sub-Contractor Agreement”);

(M)        unaudited consolidated financial statements of Seller for each of the three fiscal years ended December 31, 2013, 2014 and 2015, and consolidated financial statements of Seller for the interim period ended September 30, 2016;

(N)          such other documents or information as Buyer may reasonably request for the purpose of completing its due diligence review of Seller Parties and the Business, including, without limitation, (i) evidencing the accuracy of any of Seller’s representations and warranties, (ii) evidencing the performance by Seller Parties, or the compliance by Seller Parties with, any covenant or obligation required to be performed or complied with by Seller Parties pursuant to this Agreement, or (iii) otherwise facilitating the consummation or performance of any of the Contemplated Transactions, it being understood and agreed that Buyer’s obligations at the Closing are conditioned upon Buyer’s satisfaction, in its sole discretion, with the results of its due diligence review of Seller Parties and the Business;

16

EXECUTION VERSION

(O)          an assignment of all the Real Property Leases set forth on Schedule 3.7 to Buyer, which assignment shall be in the form attached hereto as Exhibit G (the “Lease Assignments”) executed by Seller Parties and the applicable landlord a party to such Real Property Leases; and

(P)          settlement letters in a form approved by the Buyer and addressed to the Buyer Parties with respect to any Accounts Payable assumed by the Buyer and payable after the Closing date.

(ii)        Buyer shall be satisfied in its sole discretion with the results of its due diligence review of Seller Parties and the Business;

(iii)       no breach of any covenant or failure of any representation or warranty made by Seller Parties;

(iv)       absence of any Material Adverse Effect with respect to Seller Parties; and

(v)        no injunctions prohibiting the consummation of the Contemplated Transactions.

(b)      As a condition to Seller Parties’ obligations at the Closing:

(i)         Parent and Buyer shall deliver to Seller:

(A)          certificates representing the Aggregate Share Consideration;

(B)          the Assignment and Assumption Agreement; executed by Buyer;

(C)          the NDAs executed by Buyer;

(D)          the Sub-Contractor Agreement, executed by Buyer;

(E)          a certificate executed by Buyer as to the accuracy of its representations and warranties as of the Closing and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing;

(F)          a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying that the execution and delivery of this Agreement and the consummation of the Contemplated Transactions has been approved by all requisite authority and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions;

17

EXECUTION VERSION

(G)          a certificate as of a date not earlier than the tenth business day prior to the Closing Date as to the good standing of Buyer, executed by the appropriate officials of the State of Virginia; and

(H)          the Lease Assignments, executed by Buyer.

(ii)        no breach of any covenant or failure of any representation or warranty made by Buyer; and

(iii)       no injunctions prohibiting the consummation of the Contemplated Transactions.

(c)       Parent shall deliver to the Transfer Agent instructions as to the issuance of stock certificates representing the shares comprising the Aggregate Share Consideration, to be allocated by Seller as provided in Schedule 2.3(a); and

(d)       If any of the Share Consideration Recipients are not accredited investors within the meaning of Rule 501 of Regulation D, then Parent shall deliver to the Share Consideration Recipients the information required to be delivered to non-accredited investors pursuant to Rule 502 of Regulation D (the “Parent Offering Materials”), in order for Parent’s issuance of the Aggregate Share Consideration to be exempt from registration pursuant to Rule 506 of Regulation D.

Section 2.8 Deferred Consents. Anything in this Agreement to the contrary notwithstanding, neither this Agreement nor the Assignment and Assumption Agreement shall constitute an agreement to assign or transfer any contract, lease, authorization, license or Governmental Authorization, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Body, as the case may be, would constitute a breach thereof. It shall be the Seller Parties’ responsibility to obtain any such Deferred Consent(s). If a Deferred Consent is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, then, in each such case, (a) the Deferred Item shall be withheld from sale pursuant to this Agreement without any reduction in the Purchase Price, (b) from and after the Closing, Seller Parties, the Member Representative and Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, and (c) until such Deferred Consent is obtained, Seller Parties, Member Representative and Buyer will cooperate, in all reasonable respects, to provide to Buyer the benefits under the Deferred Item to which such Deferred Consent relates (with Buyer entitled to all the gains and responsible for all the losses, Taxes, liabilities or obligations thereunder). In particular, in the event that any such Deferred Consent is not obtained prior to the Closing, then Buyer and Seller Parties shall enter into such arrangements (including subleasing or subcontracting if permitted, or any such other arrangements as may be necessary prior to novation of any Seller Contracts of which the government is a party) to provide to the parties hereto the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such contract, lease, authorization, license or Governmental Authorization, including enforcement for the benefit of Buyer of all claims or rights arising thereunder, and the performance by Buyer of the obligations thereunder on a prompt and punctual basis.

18

EXECUTION VERSION

Section 2.9 Restrictive Legends.

(a)       The Aggregate Share Consideration shall not have been registered and shall be characterized as “restricted securities” under the U.S. federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing the Aggregate Share Consideration shall bear a restrictive legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

and any legends required by state securities laws.

(b)       Each Share Consideration Recipient shall agree pursuant to the Investor Representation Statement that it, he or she shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (collectively, the “Restricted Transactions”), any of the Aggregate Share Consideration until or unless such Aggregate Share Consideration is registered or eligible for sale pursuant to the exemption from registration set forth in Rule 144 promulgated under the Securities Act (the “Restricted Period”). Buyer may impose stop-transfer instructions and may stamp each certificate representing the Aggregate Share Consideration with the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AND RESALE, AS SET FORTH IN SECTION 2.9(b)OF THAT CERTAIN ASSET PURCHASE AGREEMENT DATED AS OF NOVEMBER 14, 2016 BY AND AMONG SYSOREX GLOBAL (THE “COMPANY”), SYSOREX GOVERNMENT SERVICES, INC., INTEGRIO TECHNOLOGIES, LLC AND EMTEC FEDERAL, LLC, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH TRANSFER RESTRICTIONS MAY PREVENT TRANSFER OF THESE SHARES AND MAY BE BINDING ON ALL TRANSFEREES OF THESE SHARES.”

Section 2.10 Sale of Shares Pursuant to Exemption. The parties hereto acknowledge and agree that the Aggregate Share Consideration shall constitute “restricted securities” within the meaning of the Securities Act. Seller will cause each Share Consideration Recipient to execute and deliver to Buyer and Parent an Investor Representation Statement in the form attached hereto as Exhibit D (the “Investor Representation Statement”). It is acknowledged and understood that Buyer and Parent are relying on the written representations made by each of the Share Consideration Recipients in the Investor Representation Statements.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Except as set forth in the Disclosure Letter, Seller Parties, jointly and severally, represent and warrant to Buyer and Parent as follows:

Section 3.1 Organization and Good Standing. Schedule 3.1 contains a complete and accurate list of Seller Parties’ jurisdictions of formation and any other jurisdictions in which they are qualified to do business as foreign limited liability companies. Seller Parties are limited liability companies duly organized, validly existing and in good standing under the laws of their respective jurisdictions of formation, with full power and authority to conduct their respective businesses as they are now being conducted, to own or use the properties and assets that they purport to own or use, and to perform all their respective obligations under the Seller Contracts. Seller Parties are duly qualified to do business as foreign limited liability companies and in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used therewith, or the nature of the activities conducted thereby, requires such qualification; except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have a Material Adverse Effect on Seller.

19

EXECUTION VERSION

Section 3.2 Enforceability; Authority; No Conflict.

(a)       This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms. Upon the execution and delivery by Seller Parties of each agreement and certificate to be executed or delivered by Seller Parties at the Closing pursuant to Section 2.7(a) (the “Seller Closing Documents”), each of the Seller Closing Documents will constitute the legal, valid and binding obligation of Seller Parties, enforceable against it in accordance with its terms. Seller Parties each have the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller Closing Documents and to perform their respective obligations under this Agreement and the Seller Closing Documents, and such action has been duly authorized by all necessary action by the Seller Members, board of managers of Seller, members of Seller Sub and board of managers of Seller Sub.

(b)       Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), (i) breach any provision of any of the Governing Documents of Seller Parties or any resolution adopted by the boards of managers of Seller Parties or the Seller Members or members of Seller Sub; (ii) breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, or any of the Assets, may be subject; (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller Parties or that otherwise relates to the Assets or to the Business; (iv) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract; (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or (vi) result in any Seller Member having the right to exercise dissenters’ appraisal rights.

(c)       Except as set forth on Schedule 2.7(a), neither Seller nor Seller Sub is required to obtain any Consent from or give notice to any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 3.3 Capitalization. The authorized equity securities of Seller Parties are as set forth on Schedule 3.3. Seller as the sole member of Seller Sub is the only Person entitled to vote on the Contemplated Transactions for the Seller Parties. The Seller Members are not entitled to vote on the Contemplated Transactions. Schedule 3.3 sets forth (i) a list of all of the Seller Members indicating the number and class of shares of Seller held by each and, to the best of Seller’s Knowledge, the current primary residence address of each, and (ii) a list of all outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any equity securities of Seller, or contracts, commitments, understandings or arrangements by which Seller is or may become bound to issue equity securities of Seller. None of the outstanding equity securities of Seller Parties was issued in violation of the Securities Act or any other Legal Requirement in a manner that could reasonably be determined to give rise to a right of rescission on the part any holder of such equity securities.

20

EXECUTION VERSION

Section 3.4 Financial Records. Seller Parties have delivered to Buyer such financial Records, including banking statements and Tax Returns, as has been requested by Buyer (collectively, the “Financial Records”). The financial data contained in such Financial Records is true and correct in all material respects as at the respective dates of and for the periods referred to in such Financial Records, subject in all events to Section 3.17.

Section 3.5 Books and Records. The books of account and other Financial Records of Seller Parties relating to the Business, all of which have been made available to Buyer, are complete and correct in all material respects, and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The minute books of Seller Parties, to the extent they exist, all of which have been made available to Buyer to the extent they relate to the Business, contain accurate and complete Records of all meetings held of, and corporate action taken by, the members and the boards of managers of Seller Parties, and no meeting relating to the Business of any such members, board of managers or committee has been held for which minutes have not been prepared or are not contained in such minute books.

Section 3.6 Sufficiency of Assets. Except as set forth in Schedule 3.6, the Assets include all the operating assets of the Business.

Section 3.7 Real Property. Schedule 3.7 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller Parties have a leasehold interest and an accurate description (by location, name of lessor, date of Lease and term expiry date) of all Real Property Leases for which the Business is presently reliant. Neither Seller nor Seller Sub has any ownership interest in any Real Property.

Section 3.8 Title To Assets; Encumbrances. Seller Parties own good and transferable title to all the Assets free and clear of any Encumbrances other than (a) those described in Schedule 3.8, (b) those for Taxes not yet due and payable, (c) statutory Encumbrances of landlords with respect to Real Property Leases, (d) Encumbrances of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business and not yet delinquent, and (e) in the case of Real Property Leases, in addition to items (b) and (c), zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by Seller Parties (collectively, “Permitted Encumbrances”).

Section 3.9 Condition of Tangible Personal Property. Each item of Tangible Personal Property included in the Assets is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and, to the Knowledge of Seller Parties, is free from latent and patent defects. No item of Tangible Personal Property included in the Assets is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 3.9, all Tangible Personal Property used in the Business and included in the Assets is in the possession of Seller Parties.

Section 3.10 Outstanding Liabilities.

(a)       Schedule 3.10(a) is a true and complete list of all Accounts Payable of the Seller Parties as of the Closing Date, including a description of the terms of payment, the name and address of the trade creditor and whether such indebtedness is secured.

(b)      Schedule 3.10(b) is a true and complete list of all outstanding obligations of the Seller Parties relating to Debt, as of the Closing Date, including the amounts outstanding thereunder, a description of the terms of payment, the name and address of the creditor and whether such indebtedness is secured.

21

EXECUTION VERSION

(c)      Except as set forth on the Latest Balance Sheet, Schedule 3.10(a) or Schedule 3.10(b), there are no other Liabilities arising out of or related to the Business or Assets of any kind whatsoever.

Section 3.11 Accounts Receivable. Schedule 3.11 sets forth all outstanding Accounts Receivable as of the date of the Closing Date, identified by the applicable Seller Party, with a range of days elapsed since the invoice date for each such Account Receivable, and the aggregate amount of reserves or allowances for doubtful accounts in the aggregate. All such Accounts Receivable are bona fide, arose in the Ordinary Course of Business and are collectible in the book amounts thereof, less the allowance for doubtful accounts and returns which are adequate. All such Accounts Receivable have been recorded in accordance with Seller Parties' GAAP as reflected in the Financial Statements. Except as set forth on Schedule 3.11, none of such Accounts Receivable is subject to any material claim of offset or recoupment or counterclaim, subject to allowances and accruals for bad debt as reflected in the Financial Statements, and the Seller Parties have no knowledge of any specific facts that would reasonably be expected to give rise to any such claim. Except as set forth on Schedule 3.11, no material amount of such Accounts Receivable is contingent upon the performance by a Seller Party of any obligation which will not have been performed in a satisfactory manner by such Seller Party prior to the Closing Date. No written request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

Section 3.12  Tax Returns Filed and Taxes Paid. Seller Parties have filed or caused to be filed on a timely basis all Tax Returns. All Tax Returns filed by Seller Parties are true, correct and complete. Seller Parties have paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller Parties, except such Taxes, if any, as are listed in Schedule 3.12 and are being contested in good faith. Except as provided in Schedule 3.12, Seller Parties currently are not the beneficiaries of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller Parties do not file Tax Returns that they are or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller Parties have no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance. All Taxes that Seller Parties are or were required to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been remitted to the proper Governmental Body or other Person. Seller Parties have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Code section 6662. The charges, accruals and reserves with respect to Taxes on the Records of Seller Parties are adequate (determined in accordance with GAAP) and are at least equal to Seller Parties’ liabilities for Taxes. Schedule 3.12 sets forth the basis of Seller Parties in their respective assets as of the most recent practicable date.

Section 3.13 Subsidiaries. Set forth in Schedule 3.13 is a complete and correct list of all entities in which Seller Parties own, beneficially or of record, any capital stock or other equity interest in any corporation, limited liability company, partnership, joint venture or other business association of any kind whatsoever.

22

EXECUTION VERSION

Section 3.14 Employee Benefits.

(a)       Set forth in Schedule 3.14(a) is a complete and correct list of all Employee Plans that (i) are maintained, administered or contributed to by Seller Parties or has been maintained, administered or contributed to in the last six (6) years by Seller Parties, or with respect to which Seller Parties have or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof. Except as disclosed in Schedule 3.14(a), neither Seller nor Seller Sub has ever maintained, administered or contributed to an Employee Plan that is (w) a “Defined Benefit Plan” (as defined in Section 414(j) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code. There has never been any other corporation or trade or business controlled by, controlling under common control with or in the same controlled group with Seller Parties (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).

(b)       Seller Parties have delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller or Seller Sub); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the six preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller or Seller Sub, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan; (vii) all contracts and insurance policies with insurance companies, third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan; (viii) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans; (ix) a sample of all current administrative forms for each Employee Plan; and (x) the most recent nondiscrimination test reports with respect to the Employee Plans for each of the six preceding years.

(c)       Except as disclosed in Schedule 3.14(c), full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date.

(d)       The form of all Employee Plans is in compliance, in all material respects with the applicable terms of ERISA, the Code, and any other applicable Legal Requirement, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance in all material respects with such Legal Requirements and the written Employee Plan documents. Neither Seller nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

23

EXECUTION VERSION

(e)       Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Seller Parties have no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter.

(f)        There is no material pending or, to the Knowledge of Seller Parties, threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding. Neither Seller nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller Parties or Buyer to a Tax or penalty imposed by the Code or ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under the Code or ERISA nor result in a violation of Section 406 of ERISA.

(g)       Seller Parties have maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Schedule 3.14(g).

(h)       Except as required by Legal Requirements: (x) the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation or benefits due to any director, employee, officer, former employee or former officer of Seller Parties, and there has been no communication whatsoever of any commitment by Seller Parties to create any new Employee Plan that is not yet effective; and (y) there are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

(i)        Seller Parties have no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

(j)        None of the Contemplated Transactions will result in an amendment, modification or termination of any of the Employee Plans. Except as further described in Schedule 3.14(j), no written or oral representations have been made to any employee or former employee of Seller Parties promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of Seller concerning the employee benefits of Buyer.

(k)       No benefit under any Employee Plan has in the past or could give rise in the future to the payment of any amount that would not be deductible pursuant to the current provisions of the Code.

Section 3.15 Compliance With Legal Requirements; Governmental Authorizations.

(a)       Seller Parties are, and at all times since their respective inceptions have been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Assets except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Seller Parties.

24

EXECUTION VERSION

(b)       No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by Seller Parties of, or a failure on the part of Seller Parties to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller Parties to undertake, or to bear all or any portion of the cost of, any remedial action of any nature with respect to any Legal Requirement.

(c)       Neither Seller nor Seller Sub has received, at any time since their respective inceptions, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller Parties to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(d)       Schedule 3.15(d) contains a complete and accurate list of each material Governmental Authorization that is held by Seller Parties or that otherwise relates to the Business or the Assets. Each Governmental Authorization listed or required to be listed in Schedule 3.15(d) is valid and in full force and effect. Seller Parties are, and at all times since their respective inceptions have been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.15(d). The Governmental Authorizations listed in Schedule 3.15(d) collectively constitute all of the Governmental Authorizations necessary to permit Seller Parties to lawfully conduct and operate the Business in the manner in which it currently conducts and operates the Business and to permit Seller Parties to own and use the Assets in the manner in which it currently owns and uses the Assets except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Seller Parties. Seller Parties expressly disclaim any representation or warranty that the Governmental Authorizations listed in Schedule 3.15(d) are necessary or sufficient for the lawful conduct and operation of the Business by Buyer from and after the Closing.

Section 3.16 Legal Proceedings; Orders.

(a)       Except as set forth in Schedule 3.16(a), there is no pending, and to Seller Parties’ Knowledge threatened, Proceeding:

(i)         by or against Seller Parties or any of its subsidiaries that otherwise relates to or may affect the Business, or the Assets; or

(ii)        that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To Seller Parties’ Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller Parties have delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.16(a). There are no Proceedings listed or required to be listed in Schedule 3.16(a) that could have a Material Adverse Effect on Seller Parties.

(b)       Except as set forth in Schedule 3.16(b):

(i)         there is no Order to which Seller Parties, the Business or any of the Assets is subject; and

(ii)        To Seller Parties’ Knowledge, no officer, director, agent or employee of Seller or any of its subsidiaries is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

25

EXECUTION VERSION

(c)       Except as set forth in Schedule 3.16(c):

(i)         Seller Parties are, and, at all times since the respective inceptions have been in compliance in all material respects with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;

(ii)        No event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a material violation of or failure to comply with any term or requirement of any Order to which Seller Parties or any of the Assets is subject; and

(iii)       Neither Seller nor Seller Sub has received, at any time since their respective inceptions, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller Parties or any of the Assets is or has been subject.

Section 3.17 Financial Statements; Absence of Certain Changes and Events.

(a)       Financial Statements.

(i)         Attached to Schedule 3.17(a)(i) are the following unaudited consolidated financial statements of Seller (collectively, the “Annual Financial Statements”):

(A)         the balance sheets of Seller as of December 31, 2013, December 31, 2014 and December 31, 2015;

(B)         the statements of operations of Seller for the fiscal years December 31, 2013, December 31, 2014 and December 31, 2015; and

(C)         the cash flow statements of Seller for the fiscal years December 31, 2013, December 31, 2014 and December 31, 2015.

(ii)        Attached to Schedule 3.17(a)(ii) are the following unaudited interim consolidated financial statements of Seller (collectively, the “Interim Financial Statements”):

(A)         the unaudited balance sheet (“Latest Balance Sheet”) for Seller as of September 30, 2016 (the “Latest Balance Sheet Date”);

(B)          the unaudited statement of operations for the quarterly period ended September 30, 2016; and

(C)          the cash flow statement for the quarterly period ended September 30, 2016.

(iii)       Each of the Annual Financial Statements and the Interim Financial Statements (collectively, the “Financial Statements”) is consistent with the books and records of Seller and fairly reflects in all material respects the financial condition, results of operations and cash flows of Seller Parties as of the date and for the periods related thereto and have been prepared in accordance with GAAP applied on a consistent basis (except, in the case of the Annual Financial Statements and the Interim Financial Statements for the absence of footnote disclosure and, in the case of the Interim Financial Statements, for normal and immaterial year-end adjustments) throughout the periods covered thereby. The Seller Cash On Hand is approximately $100,000 and the Synnex Cash is approximately $700,000 (the actual numbers for which will be provided by Seller to Buyer at Closing and shall not change in a material amount).

26

EXECUTION VERSION

(b)      Absence of Certain Changes and Events. Other than actions taken in furtherance of the sale of its assets or other business combination transaction involving it, since the Latest Balance Sheet Date, Seller Parties have conducted the Business only in the Ordinary Course of Business. Since the Latest Balance Sheet Date, there has not been any event, whether individually or in the aggregate, which could reasonably be expected to have a Material Adverse Effect on Seller Parties. Since the Latest Balance Sheet Date, there has not been (i) any sale, lease or other disposition of any asset or property of Seller Parties necessary to operate the Business (including the Intellectual Property Assets) or the creation of any Encumbrance on any of the Assets (except for Permitted Encumbrances), (ii) any indication by any customer or supplier of an intention to prematurely discontinue or change the terms of its relationship with Seller Parties; (iii) any entry into, termination of or receipt of notice of termination of any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract relating to the Business; and (iv) any damage to or destruction or loss of any Asset, whether or not covered by insurance.

Section 3.18 Contracts; No Defaults.

(a)       Except as set forth in Schedule 3.18(a), each Assumed Seller Contract listed in Schedule 2.1(b) is in full force and effect, is valid and enforceable in accordance with its terms, is assignable by Seller Parties to Buyer without the consent of any other Person, and, to the Knowledge of Seller, will upon completion or performance thereof not have a Material Adverse Effect on the Business or Assets and there are no amendments, purchase orders or other understanding or arrangements related to any such Assumed Seller Contract that in any way alters, amends, nullifies or otherwise impedes the effectiveness of such Assumed Seller Contract; provided, however, that certain Assumed Seller Contracts as described on Schedule 3.18(a) are subject to novation in accordance with the Federal Acquisitions Regulation and certain state government procurement laws and regulations, and pursuant to Section 5.15, in order to substitute Buyer for Seller Parties such Assumed Seller Contracts are subject to novation, as identified in Schedule 3.18(a). Seller Parties each represent that they will cooperate, in all reasonable respects, to obtain any required consent to permit the transfer of each government Seller Contract to Buyer as soon as practicable after the Closing without payment of further consideration therefor and in the preparation, filing and processing of any and all novation requirements; provided that the Seller Parties shall not be required to make any payments or agree to any material undertakings in connection therewith. During the novation process, the Seller Parties will cooperate, in all reasonable respects, to provide to Buyer the benefits under each Assumed Seller Contract that is subject to novation (with Buyer entitled to all the gains and responsible for all the losses, taxes, liabilities and/or obligations thereunder, but only to the extent such losses, taxes, liabilities and/or obligations are not attributable to the Seller Parties and their respective affiliates) and to grant to Buyer the right to service any Assumed Seller Contract in the place and stead of the Seller Parties as a sub-contractor as further described in Section 5.15.

(b)      Except as set forth in Schedule 3.18(b):

(i)         Seller Parties are, and at all times have been, in compliance in all material respects with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer.

(ii)        to Seller Parties’ Knowledge, each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of such Seller Contract;

27

EXECUTION VERSION

(iii)       to Seller Parties’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller Parties or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer; and

(iv)       to Seller Parties’ Knowledge no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets.

(c)       Seller Parties each represent and warrant that it is not aware of and has not received from any contracting party any notice of default or other notification alleging the deficiency of its performance under any contract listed in Schedules 2.1 or 3.18(a).

(d)      Seller Parties have each complied with all clauses, provisions and requirements of any government Contract or government Contract bid, including all provisions regarding assignment or change of control as well as cost accounting, invoicing and procurement processes.

(e)      All government Contracts and government Contract bids have complied with all applicable statutory and regulatory requirements during the relevant period, including some or all of the following:

●	Federal Acquisition Act;

●	Service Contract Act;

●	Truth in Negotiations Act;

●	Fair Labor Standards Act;

●	Procurement Integrity Act;

●	False Claims Act;

●	Buy American; and

●	Trade Agreements Act.

(f)        Neither Seller not Seller Sub has received notice of termination for convenience, notice of termination for default, cure notice, or show-cause notice pertaining to any government Contract or government Contract bid.

(g)       Neither Seller nor Seller Sub is subject to litigation for false claims, claims for price adjustment or other requests for price reductions based on actual or alleged defective pricing.

(h)       All national security clearances held by Seller Parties and/or any employee are set forth on Schedule 3.18(h) and Seller Parties and/or any individual who holds a security clearance is complying with all national security obligations.

(i)       There are no current or threatened disputes between Seller Parties and any governmental authority with respect to any government Contract, including fraud, violation of antitrust statutes or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements or receiving stolen property.

28

EXECUTION VERSION

(j)       There is no administrative, civil or criminal investigation, internal investigation, or mandatory or voluntary disclosure currently pending nor filed in the three (3) years prior to Closing with respect to any alleged irregularity, noncompliance, violation of law, misstatement or omission relating to any government Contract or government Contract bid.

(k)      Neither Seller nor Seller Sub possesses any government-furnished property, equipment or material.

(l)       Neither Seller nor Seller Sub is aware of any facts or circumstances which mandate a disclosure under any federal or state law.

Section 3.19 Insurance.

(a)       To the extent such items exist and pertain to the Assets or Assumed Liabilities, Seller Parties have delivered to Buyer (i) accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder), including pending applications, to which Seller Parties are a party or under which Seller Parties are or have been covered at any time since their inception, (ii) a description of any self-insurance arrangements, (iii) a list of any reserves for losses, (iv) accurate and complete copies of any contracts involving a transfer of the risk of loss, (v) accurate and complete copies of any obligations of Seller Parties to insure Third Parties, and (vi) a summary of all loss experiences and claims made under any of the foregoing, a list of which is included in Schedule 3.19(a).

(b)       All policies of insurance as described in Section 3.19(a)(i) are (i) valid, outstanding and enforceable, and (ii) to Seller Parties’ Knowledge, issued by an insurer that is financially sound and reputable.

Section 3.20 Environmental Matters. Seller Parties are, and at all times have been, in compliance in all material respects with, and has not been and is not in violation of or liable under, any Environmental Law. Seller Parties do not have any basis to expect, nor has it or any other Person for whose conduct it is or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any location where Seller Parties currently or previously has conducted its business, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities.

Section 3.21 Employees.

(a)       Seller Parties have made available to Buyer a complete and accurate list of the following information for each employee of Seller Parties that is engaged in the Business, including each employee on leave of absence or layoff status and each consultant or independent contractor that has provided services to Seller Parties that are material to the Business or the development of the technology of the Business: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2013; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

29

EXECUTION VERSION

(b)       No officer, director, agent, employee, consultant, or contractor of Seller Parties that was or is engaged in the Business is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business, or (ii) to assign to Seller Parties or to any other Person any rights to any invention, improvement, or discovery. No former or current employee, consultant or contractor of Seller Parties is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller Parties or Buyer to conduct the Business as heretofore carried on by Seller Parties.

Section 3.22 Labor Disputes; Compliance.

(a)       Seller Parties have complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other employment practices, the payment of social security and similar Taxes and occupational safety and health. Seller Parties are not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b)       Except as disclosed in Schedule 3.22(b), (i) Seller Parties have not been, and are not now, a party to any collective bargaining agreement or other labor contract; (ii) since December 31, 2013, there has not been, there is not presently pending or existing, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller Parties; (iii) no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller Parties’ Knowledge, threatened against or affecting Seller Parties any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller Parties; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding with respect to any Legal Requirements described in Section 3.22(a) exists that might have an adverse effect upon Seller Parties or the conduct of the Business; (vii) there is no lockout of any employees by Seller Parties, and no such action is contemplated by Seller Parties; and (viii) there has been no charge of discrimination filed against or threatened against Seller Parties with the Equal Employment Opportunity Commission or similar Governmental Body.

Section 3.23 Intellectual Property Assets.

(a)       The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller Parties in which Seller Parties have a proprietary interest, and which, whether directly or indirectly, are related to, used in connection with, or are or will form a part of the Business, including, but not limited to:

(i)         Seller Parties’ names, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(ii)        all patents and patent applications, and any continuation, divisional, renewal, substitute or reissue thereof, or any legal equivalent thereof in a foreign country, and all inventions and discoveries that may be patentable in the United States or any foreign country (collectively, “Patents”);

(iii)       all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

30

EXECUTION VERSION

(iv)       all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and

(v)        all rights in internet web sites and internet domain names presently registered to Seller Parties (collectively “Domain Names”).

(b)      Schedule 3.23(b) contains a complete and accurate list, and Seller Parties have delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs under which a Seller Party is the licensee. There are no outstanding and no threatened disputes or disagreements with respect to any such Contract.

(c)       (i) Except as set forth in Schedule 3.23(c), the Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted. Seller Parties are the owners or licensees of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Schedule 3.23(c).

(ii)        Except as set forth in Schedule 3.23(c), all former employees of Seller Parties since their inception, and all current employees of Seller Parties have executed written Contracts with Seller Parties that assign to Seller Parties all rights to any inventions, improvements, discoveries or information relating to the Business.

(d)       Seller Parties have no Patents.

(e)       Seller Parties have no registered Marks.

(i)         No Mark is infringed or, to Seller Parties’ Knowledge, has been challenged or threatened in any way. None of the Marks used by Seller Parties infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(f)        Seller Parties have no registered Copyrights.

(g)       (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii)        Seller Parties have taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller Parties of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller Parties’ standard form, and all current and former employees and contractors of Seller Parties have executed such an agreement).

(iii)       Seller Parties have good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to Seller Parties’ Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than a Seller Party) or to the detriment of Seller Parties. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

31

EXECUTION VERSION

(h)       (i) Schedule 3.23(h) contains a complete and accurate list of all Domain Names.

(ii)        All Domain Names have been registered in the names of Seller Parties and are in compliance in all material respects with all formal Legal Requirements.

(iii)       No Domain Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller Parties’ Knowledge, no such action is threatened with respect to any Domain Name.

(iv)       To Seller Parties’ Knowledge, no Domain Name is infringed or, to Seller Parties’ Knowledge, has been challenged, interfered with or threatened in any way. No Domain Name infringes, interferes with or, to Seller Parties’ Knowledge, is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

Section 3.24 Compliance With the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws. Seller Parties and their respective Representatives, have at all times acted in compliance with the Foreign Corrupt Practices Act. Seller Parties have at all times been in compliance with all Legal Requirements relating to export control and trade embargoes. Seller Parties have not violated the antiboycott prohibitions contained in 50 U.S.C. §2401 et seq. or taken any action that can be penalized under Section 999 of the Code.

Section 3.25 Brokers or Finders. Neither the Seller Parties, nor to Seller Parties’ Knowledge any of their respective Representatives, have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business, the Assets or the Contemplated Transactions.

Section 3.26 Relationship with Related Persons. Except as disclosed in Schedule 3.26, no Related Person of Seller Parties has, or since such Seller Party’s inception has had, any ownership interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business, other than as an owner of Seller’s equity securities. Neither Seller Parties nor any Related Person of Seller Parties owns, or since such Seller Party’s inception has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller Parties other than business dealings or transactions disclosed in Schedule 3.26, each of which has been conducted in the Ordinary Course of Business with Seller Parties at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller Parties with respect to any line of the products or services of Seller Parties (a “Competing Business”) in any market presently served by Seller Parties, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 3.26, no Related Person of Seller Parties is a party to any Contract with, or has any claim or right against, Seller Parties.

Section 3.27 Bulk Sales. The transfer of the Assets as contemplated by this Agreement shall not require compliance with any statutory provisions relating to the transfer of goods in bulk under the laws of all States in which such Assets are located, including the Uniform Commercial Code in effect in such State.

Section 3.28 Solvency. Neither of the Seller Parties is insolvent on the date hereof and will not be rendered insolvent by any of the transactions contemplated by this Agreement. For purposes hereof, “ Insolvent” means, with respect to any Person, that sum of the outstanding Liabilities of such Person exceeds the present fair saleable value of such Person’s assets. On or prior to the Closing, except as set forth on Schedule 3.28, all outstanding Liabilities of the Seller Parties that have not been assumed by the Buyer in accordance with this Agreement will have been paid in full or terminated by the holder of each such Liability.

32

EXECUTION VERSION

Section 3.29 Debarment. Neither Seller Parties nor any of their respective officers, managers or other principals are or have been in the previous three (3) years from Closing suspended, debarred or proposed for debarment by any federal or state agency.

Section 3.30 No Disqualification Events. Neither the Seller Parties, nor any of their respective predecessors, any affiliated issuer, any manager, director, executive officer, other officer of a Seller Party, any beneficial owner of 20% or more of a Seller Party’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with a Seller Party in any capacity at the time of sale (each, a “Covered Person” and, together, “Covered Persons”) is subject to any of the "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Seller Parties have exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event. The Seller Parties have complied, to the extent applicable, with their respective disclosure obligations under Rule 506(e), and have furnished to Buyer a copy of any disclosures provided thereunder.

Section 3.31 Satisfaction of Liabilities. Seller Parties acknowledge and agree that no portion of the Cash Consideration or the Aggregate Share Consideration shall be delivered to any Seller Member or other affiliate of the Seller Parties prior to satisfaction of any outstanding obligations due to creditors of Seller.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent, jointly and severally, represent and warrant to Seller Parties as follows:

Section 4.1 Organization and Good Standing. Buyer and Parent are corporations duly organized, validly existing and in good standing under the laws of the State of Virginia and Nevada, respectively, each with full corporate power and authority to conduct its business as it is now conducted.

Section 4.2 Enforceability; Authority; No Conflict.

(a)       This Agreement constitutes the legal, valid and binding obligation of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms. Upon the execution and delivery by Buyer or Parent of each agreement and certificate to be executed or delivered by Buyer or Parent at Closing pursuant to Section 2.7(b) (the “Buyer’s Closing Documents”), each of Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer and/or Parent, as applicable, enforceable against Buyer or Parent, as the case may be, in accordance with its respective terms. Buyer and Parent have the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Buyer’s Closing Documents and to perform its obligations under this Agreement and Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b)       Neither the execution and delivery of this Agreement by Buyer and Parent nor the consummation or performance of any of the Contemplated Transactions by Buyer and Parent will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to (i) any provision of the applicable Governing Documents; (ii) any resolution adopted by the board of directors or the stockholders of Buyer or Parent; (iii) any Legal Requirement or Order to which Buyer or Parent may be subject; or (iv) any Contract to which Buyer or Parent is a party or by which Buyer or Parent may be bound. Neither Buyer nor Parent is or will be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

33

EXECUTION VERSION

Section 4.3 SEC Reports and Filings; Parent Offering Materials. Parent’s (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 30, 2016, as amended on April 29, 2016, (ii) Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, filed with the SEC on August 15, 2016, and (iii) Current Reports on Form 8-K filed with the SEC since June 30, 2016 (all of the foregoing documents, collectively, the “SEC Documents”), including the financial statements contained therein, complied with all material applicable Legal Requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. The Parent Offering Materials, if required pursuant to Section 2.7(d) hereof, constitute the information required to be delivered to non-accredited investors pursuant to Rule 502 of Regulation D in order for Parent’s issuance of the Aggregate Share Consideration to the Share Consideration Recipients to be exempt from registration pursuant to Rule 506 of Regulation D, assuming the truth and accuracy of the Investor Representation Statements executed by the Share Consideration Recipients.

Section 4.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer or Parent that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, this Agreement or any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

Section 4.5 No Reliance. Buyer and Parent acknowledge that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations, warranties, covenants and obligations of Seller explicitly set forth in this Agreement, Buyer and Parent have relied solely upon their (and their Representatives’) independent investigation, analysis and evaluation of Seller and of the Contemplated Transactions contemplated by this Agreement (including its own estimate and appraisal of the value of the Company and its financial conditions, assets, operations, and prospects). Buyer confirms to Seller that (a) Buyer, Parent and their Representatives have had full opportunity to discuss, ask questions, and obtain data regarding the Company, this Agreement, and the transactions contemplated hereby of and with Seller and its Representatives, and (b) Buyer and Parent are sophisticated, knowledgeable, and capable of evaluating the matters set forth above.

Section 4.6 Capital Stock. The Aggregate Share Consideration to be issued by Parent pursuant to this Agreement, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and free and clear from any Encumbrance in respect of the issuance thereof, except as provided in this Agreement and except for Encumbrances created by or imposed upon the holder of such shares. Such Aggregate Share Consideration will not be subject to any preemptive rights or other restrictions, except as provided in this Agreement, or under federal and applicable state securities laws. Assuming the representations and warranties of each Share Consideration Recipient in his, her or its Investor Representation Statement are true and correct, the Aggregate Share Consideration and any other shares of common stock of Parent issuable pursuant to this Agreement will be issued in compliance with applicable federal or state securities laws.

Section 4.7 Compliance With Legal Requirements; Governmental Authorizations.

(a)       Buyer and Parent are, and at all times since their respective inceptions have been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of the Aggregate Shares except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Buyer.

(b)       No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by Buyer or Parent of, or a failure on the part of Buyer or Parent to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Buyer or Parent to undertake, or to bear all or any portion of the cost of, any remedial action of any nature with respect to any Legal Requirement.

34

EXECUTION VERSION

(c)       Neither Buyer or Parent has received, at any time since their respective inceptions, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Buyer or Parent to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

Section 4.8 Tax Returns Filed and Taxes Paid. Buyer and Parent have filed or caused to be filed on a timely basis all Tax Returns. All Tax Returns filed by Buyer and Parent are true, correct and complete. Buyer and Parent have paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Schedule 4.8 and are being contested in good faith. Except as provided in Schedule 4.8, Buyer and Parent currently ire not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Buyer or Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Aggregate Shares that arose in connection with any failure (or alleged failure) to pay any Tax, and Buyer and Parent have no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance. All Taxes that Buyer and Parent are or was required to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been remitted to the proper Governmental Body or other Person. Buyer and Parent have disclosed on its federal income Tax Return all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Code section 6662. The charges, accruals and reserves with respect to Taxes on the Records of Buyer and Parent are adequate (determined in accordance with GAAP) and are at least equal to Seller’s liability for Taxes.

Section 4.9 Compliance With the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws. Buyer and Parent, and to their Knowledge their Representatives, have at all times acted in compliance with the Foreign Corrupt Practices Act. Buyer and Parent at all times been in compliance with all Legal Requirements relating to export control and trade embargoes. Buyer and Parent not violated the antiboycott prohibitions contained in 50 U.S.C. §2401 et seq. or taken any action that can be penalized under Section 999 of the Code.

Section 4.10 Operation of Business in Good Faith. Buyer and Parent will operate the Business after Closing in good faith and in the Ordinary Course of Business without taking any actions intended or designed to depress the Earnout Payments. In the event of a sale, merger, consolidation, acquisition or dissolution of Buyer or Parent, the Earnout Payments shall be accelerated and paid in full to Seller upon the closing of such transaction.

Article V
ADDITIONAL COVENANTS

Section 5.1 Employees and Employee Benefits.

(a)       Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees or consultants employed on the Closing Date by Seller Parties for the Business who are employed exclusively in the Business as then conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

35

EXECUTION VERSION

(b)       Employment of Active Employees by Buyer.

(i)         Not later than the Closing Date, Buyer shall offer employment or consultancy to the Active Employees of Seller Parties listed on Schedule 5.1(b) at the compensation rates set forth on Schedule 5.1(b) and with such benefits, if any, as specified on Schedule 5.1(b) (any such employees or consultants who accept such offer of employment or consultancy being referred to as the “Hired Active Employees”). Buyer shall have no obligation to offer employment to any employees whose employment had been terminated (voluntarily or involuntarily) or who have retired prior to the Closing Date.

(ii)        For a period of one (1) year from the Closing Date, neither Seller Parties nor any of their respective Related Persons shall directly solicit the continued employment of any Hired Active Employee; provided, however, that this restriction shall not apply to a Hired Active Employee’s response to a general solicitation or advertisement for employment, or if Buyer or Parent does not assume such Hired Active Employee’s salary.

(iii)       It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment or consultancy relationship of any fixed term or duration or upon any terms or conditions other than those set forth in this Section and the NDAs, and (B) employment or consultancy offered by Buyer may be terminated by Buyer at any time for any reason (subject to any written commitments to the contrary made by Buyer or Hired Employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or consultancy of such Hired Active Employees.

(c)       Salaries and Benefits.

(i)         Seller Parties shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller Parties through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date, if any, except with respect to any Hired Active Employees, for whom Buyer will assume vacation and offer vacation accrual as of the Closing Date and Seller Parties will not be responsible for such payment(s); and (B) the payment of any termination or severance payments if such employee is not a Hired Active Employee, provided that all Hired Active Employees shall waive in writing any and all termination or severance payments that would otherwise result from the termination of their employment by Seller Parties.

(ii)        Seller Parties shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(d)       No Transfer of Assets. Neither Seller Parties nor their respective Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

(e)       Terms of Employment. Subject to the provisions of Section 5.1(b)(i), Buyer will set its own initial terms and conditions of employment and consultancy for the Hired Active Employees and others it may hire, including work rules, and future wage structure, all as permitted by law. Buyer is not obligated to assume any collective bargaining agreements under this Agreement. Seller Parties shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions. Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Buyer.

36

EXECUTION VERSION

(f)       General Employee Provisions.

(i)         Seller Parties and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 5.1 as may be necessary to carry out the arrangements described in this Section 5.1.

(ii)        Seller Parties and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 5.1.

(iii)       If any of the arrangements described in this Section 5.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller Parties and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv)       Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

(v)       Seller Parties shall assist Buyer in all respects, including but not limited to, coordination with the relevant Governmental Body, to help facilitate the transfer of any security clearances applicable to Hired Active Employee.

Section 5.2 Collection of Accounts Receivable; Seller’s Primary Operating Bank Account.

(a)       Seller Parties shall use its best efforts with and assist Buyer in connection with the collection of the Accounts Receivable and shall take all actions reasonably requested by Buyer in connection therewith. Following the Closing Date, if Seller receives any payment with respect to the Accounts Receivable it shall deliver such payment to Buyer in the form received within three (3) Business Days after its receipt thereof. Seller Parties shall not have any claims, defenses or rights to set-off with respect to any such payments. Seller Parties shall endorse or deposit any checks or other instruments received in payment of the Accounts Receivable.

(b)       In furtherance of Section 5.2(a), Seller Parties, as of the Closing Date, constitute and appoint Buyer and its successors and assigns the agent of Seller Parties in the collection of the Accounts Receivable and the attorney-in-fact of Seller Parties, with full power of substitution, to execute, sign, endorse, or deliver, in the name of Seller Parties, receipts or any other document necessary to evidence, collect, or otherwise realize upon such Accounts Receivable, and to institute and prosecute, in the name of Seller Parties or Buyer but on behalf of, and for the benefit of, Buyer, and at the expense of Buyer, all proceedings and actions that Buyer may deem desirable to collect, assert or enforce any claim, right or title of any kind in and to the Accounts Receivable, and to defend and compromise any and all actions, suits or proceedings that the owner of the Accounts Receivable is entitled to defend or compromise. Seller Parties agree that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller Parties in any manner and for any reason (including the dissolution of Seller Parties). In addition, Seller Parties agree to execute any further power-of-attorney that Buyer deems reasonably necessary or appropriate to give effect to this Section 5.2(b) and for Buyer to evidence, collect, or otherwise realize upon the Accounts Receivable.

37

EXECUTION VERSION

(c)       Neither of Sections 5.2(a) nor (b) shall apply to any Accounts Receivable assigned to Seller Parties pursuant to Section 2.3(b)(i).

(d)      On the Closing Date, Seller will cause one or more designees of Buyer to be granted signing authority on Seller’s primary operating bank account at Cardinal Bank. After the Closing, Seller shall give such designee or designees access to and the ability to control deposits and withdrawals from such bank account.

Section 5.3 Payment of Other Retained Liabilities. Seller Parties shall pay, or make adequate provision for the payment, in full of all the Retained Liabilities and other Liabilities of Seller under this Agreement. If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets or conduct of the Business previously conducted by Seller Parties with the Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from the Annual Cash Payments and/or the Earnout Payments on a pro rata basis, as provided in Article VI.

Section 5.4 Reports and Returns. Member Representative shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the Business of Seller as conducted using the Assets, to and including the Closing Date.

Section 5.5 Assistance in Proceedings. Each party will cooperate with the other party and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller, the Business, or the Assets.

Section 5.6 Noncompetition, Nonsolicitation and Nondisparagement.

(a)       Noncompetition. For a period of two (2) years after the Closing Date, Seller Parties covenant and agrees that it shall not, anywhere in the United States, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the businesses of the Business, provided, however, that Seller Parties may acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act. The geographical area encompassed by this Agreement is due to the nature and scope of Buyer’s business offerings. This Section 5.6(a) shall not apply to any Seller Members.

(b)       Nonsolicitation. For a period of two (2) years after the Closing Date, Seller Parties covenant and agree that it and the Hired Active Employees shall not, directly or indirectly:

(i)         solicit the business of any Person who is a customer of Buyer, except in response to a general solicitation or advertisement in the Ordinary Course of Business;

38

EXECUTION VERSION

(ii)        cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

(iii)       cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller Parties on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

(iv)       hire, retain or attempt to hire or retain any employee of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors, except in response to a general solicitation or advertisement in the ordinary course. This Section 5.6(b) shall not apply to any Seller Members.

(c)        Nondisparagement. After the Closing Date, Seller Parties will not disparage Buyer or any of Buyer’s stockholders, directors, officers, employees or agents.

(d)        Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.6 (a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 5.6 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 5.6 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

Section 5.7  Customer and Other Business Relationships. After the Closing, Member Representative will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller Parties existing prior to the Closing and relating to the Business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Member Representative will use Best Efforts to satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Member Representative will refer to Buyer all inquiries relating to such business. Neither Member Representative nor any of officers, employees, or agents of Seller Parties shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing.

Section 5.8 Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices (but for no less than five years) those Records of Seller Parties delivered to Buyer. Buyer also shall provide Member Representative and its Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements, Tax Returns, or deal with Tax audits. Until such time as Seller Parties are dissolved as a corporate entity or three (3) years following the Closing Date, whichever occurs first, Member Representative shall provide Buyer and its Representatives reasonable access to Records that are related to any of the Excluded Assets, during normal business hours and on at least three (3) days’ prior written notice, for any reasonable purpose relating to the Contemplated Transactions, which purpose must be specified by Buyer in such notice.

Section 5.9 Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

39

EXECUTION VERSION

Section 5.10 Conduct of Business Pending the Closing Date. At all times from the execution of this Agreement until the Closing Date, except as set forth in Schedule 5.10 or as expressly permitted elsewhere in this Agreement, Seller Parties shall conduct the Business in the Ordinary Course of Business and in compliance in all material respects with all applicable Legal Requirements, and use Best Efforts in light of its available cash, to preserve substantially intact the Business and goodwill of its customers and suppliers, keep available the services of its officers and employees and preserve the relationships with those Persons having business dealing with Seller Parties with respect to the Business. Furthermore, except as set forth in Part 5.10 or as expressly permitted elsewhere in this Agreement, each Seller Party agrees not to take any of the following actions without the prior written consent of Buyer:

(a)       amend its Governing Documents;

(b)       (i) issue, deliver, pledge, transfer, dispose of or encumber any membership interests or other equity or voting interests of Seller Parties or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such interests or any stock appreciate rights, “phantom” stock rights, performance units, rights to receive membership interests or other rights that are linked to the value of Seller Parties’ membership interests or the value of Seller Parties or any part thereof, provided, however, that none of the foregoing shall prohibit the issuance of Seller Parties’ membership interests (i) upon the exercise of valid options outstanding as of the date of this Agreement and (ii) in satisfaction of outstanding debt obligations, not to exceed an aggregate of 10,000 units;

(ii)        effect any split, combination, reclassification, reverse split, dividend, recapitalization or other similar transaction;

(c)       grant, confer or award any option, right, warrant, deferred unit, conversion right or other right not existing on the date hereof to acquire any of its membership interests or deferred interests, restricted interest awards, restricted interest units, appreciation rights, “phantom” awards or other similar rights that are linked to the value of Seller Parties’ membership interests or the value of Seller Parties or any part thereof (whether or not pursuant to any existing equity plan of Seller Parties);

(d)       (i) except to the extent required under existing plans or arrangements, increase any compensation or benefit of, or enter into or amend in any material respect any employment or severance agreement with any of Seller Parties’ Representatives;

(ii)        grant any bonuses (including grants of bonuses to new hires) to any of Seller Parties’ Representatives;

(iii)       adopt any new Employee Plan, or amend or modify any existing Employee Plan in any material respect, or accelerate the vesting of any compensation (including equity-based awards) for the benefit of any of Seller Parties’ Representatives or grant or amend in any material respect any award under any existing Employee Plans;

(iv)       provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit;

40

EXECUTION VERSION

(v)        grant to any of Seller Parties’ Representatives any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein;

(vi)       hire or otherwise employ any individual other than in the Ordinary Course of Business; or

(vii)      terminate any employee other than for cause, including misconduct or breach of Seller Parties policies.

(e)       (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property or any combination thereof) with respect to any of its membership interests or other equity or voting interests, or

(ii)        directly or indirectly adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any of its membership interests of, or other equity or voting interest in, Seller Parties, or any options, warrants, calls or rights to acquire any such interests or other securities, other than in connection with Tax withholdings and exercise price settlement upon the exercise of any outstanding options or the conversion of any Seller Parties restricted interest units outstanding on the date of this Agreement;

(f)        (i) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any material assets or properties of Seller Parties related to the Business; or

(ii)        mortgage or pledge any of the property or assets of Seller Parties related to the Business, or subject any such property or assets to any other Encumbrance (except Permitted Encumbrances), other than, in the case of both (i) and (ii), in the Ordinary Course of Business;

(g)       except in the Ordinary Course of Business, enter into, or amend or terminate any Seller Contract or any lease or sublease; provided that in no event shall Seller enter into any procurement contracts which require or involve payment by Seller Parties, unless approved by the Buyer;

(h)       (i) merge with, enter into a consolidation with or otherwise acquire a material portion of the outstanding equity interests in any Person or acquire any portion of the assets or business of any Person (or any division or line of business thereof) ; or

(ii)        otherwise acquire (including, through leases, subleases and licenses of real property) any assets, except, in the case of this clause (ii), in the Ordinary Course of Business; provided that no acquisitions that make it more difficult in any material respect to obtain any approval or authorization required in connection with the Contemplated Transactions hereby under any Legal Requirement or that would reasonably be expected to prevent, delay, or impede consummation of the Contemplated Transactions hereby shall be permitted without consent;

(i)        create, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(j)        create, incur or assume any Encumbrance affecting the Assets;

41

EXECUTION VERSION

(k)       (i) modify, amend, accelerate, terminate or cancel any Seller Contract,

(ii)        enter into, amend or modify any agreement or arrangement with Persons that are “affiliates” (as such term is defined in Rule 144 under the Securities Act), or

(iii)       enter into, extend or renew any contract which, if executed prior to the date of this Agreement, would have been required to be disclosed pursuant to Section 3.18, other than, in each case, in the Ordinary Course of Business;

(l)        enter into, amend or modify any agreement which grants to any Person exclusive supply, manufacturing, production, marketing or distribution rights with respect to any products or technologies related to the Business;

(m)      transfer or license on an exclusive basis to any Person any rights to the Intellectual Property Assets;

(n)       sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of any Intellectual Property Assets or amend or modify in any respect any existing material agreements with respect to any Intellectual Property Assets;

(o)       enter into any material agreement with respect to the Intellectual Property Assets or with respect to the intellectual property of any Third Party, other than, in the case of intellectual property of any Third Party, in the Ordinary Course of Business;

(p)       authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Seller;

(q)       form any subsidiary;

(r)        make any material Tax election or settle or compromise any material Tax Liability, if such election, settlement or compromise would have the effect of increasing the Tax Liability related to the Business for any period;

(s)       materially reduce the amount of any insurance coverage provided by the existing insurance policies of Seller;

(t)        settle, pay or discharge any litigation, investigation, or arbitration, other than the settlement, payment, discharge or satisfaction thereof in the Ordinary Course of Business as long as the amount paid to settle, pay or discharge such litigation, investigation or arbitration does not exceed $10,000;

(u)       knowingly take or fail to take any action in breach of this Agreement for the purpose of (or which would be reasonably expected to) materially delaying or preventing the Contemplated Transactions (other than as required by Legal Requirements); and

(v)       authorize any of, or commit, resolve, offer, agree or announce an intention to take any of, the foregoing actions or any other action inconsistent with the foregoing.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the Business or Seller Parties’ operations thereof prior to Closing. Prior to Closing, Seller Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Business and its respective operations.

42

EXECUTION VERSION

Section 5.11 Third Party Consents and Regulatory Approvals. Subject to the terms and conditions of this Agreement, each of Buyer and Seller Parties will use its Best Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Legal Requirements to consummate the Contemplated Transactions as soon as practicable after the date hereof, including:

(i)         preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, novations, permits, Tax rulings and authorizations necessary to be obtained from any third party or any Governmental Body in order to consummate the Contemplated Transactions; and

(ii)        taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, Tax rulings, orders and approvals, including but not limited to naming Buyer as a sub-contractor on all pending federal government contracts until such time as the novation of any such contract is approved by the relevant federal agency.

Section 5.12 Non-Solicitation.

(a)       Upon execution of this Agreement, Seller Parties shall and shall cause their respective Representatives to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal. Seller shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of Seller Parties to promptly return or destroy all information, documents, and materials relating to the Acquisition Proposal or to Seller Parties or their respective businesses, operations or affairs heretofore furnished by Seller Parties or any of their respective Representatives to such Person or any of their respective Representatives in accordance with the terms of any confidentiality agreement with such Person.

(b)       For one (1) year after the Closing Date, Seller Parties agree that they shall not, and that they shall cause their respective Representatives not to, directly or indirectly, (i) initiate, solicit, or knowingly encourage or knowingly facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish any non-public information to any Person (other than Buyer) in connection with, an Acquisition Proposal, (iii) enter into any letter of intent or agreement related to an Acquisition Proposal, or (iv) approve or recommend an Acquisition Proposal.

(c)       For purposes of this Agreement, “Acquisition Proposal” means any inquiry, indication of interest, proposal or offer for any transaction or series of related transactions involving (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving Seller Parties or the Business, (ii) a sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition of assets that constitute at least 10% of the Assets, taken as a whole, or (iii) a purchase or other acquisition (including by way of merger, consolidation, stock exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 10% or more of the voting power of Seller Parties; provided, however, that the term “Acquisition Proposal” shall not include the Contemplated Transactions.

43

EXECUTION VERSION

Section 5.13 Alternate Name Designation. On or before the Closing Date, Seller shall deliver a certificate to Buyer evidencing the termination of Seller’s name as “Integrio Technologies, LLC” or any similar name, to be filed by the Member Representative following completion of the novation process described in Section 5.15 and shall cooperate with Buyer to secure such name designation for Buyer’s use.

Section 5.14 Restrictions on Seller Dissolution and Distributions. Seller Parties shall not dissolve, or make any distribution of the proceeds received pursuant to this Agreement, until the later of (a) thirty (30) days after the completion of all adjustment procedures contemplated by Section 2.3(b)(Post-Closing Adjustment); and (b) Seller Parties’ payment, or adequate provision for the payment, of all of their obligations pursuant to Sections 2.5 (Sales and Transfer Taxes) and 5.3 (Payment of Other Retained Liabilities).

Section 5.15 Novation of Government Contracts.

(a)       Anything in this Agreement to the contrary notwithstanding, to the extent that any Assumed Seller Contract is not capable of being assigned or transferred without the consent or waiver of the other party thereto or any Third Party, or if such assignment or transfer, or attempted assignment or transfer, would constitute a breach thereof or provide the other party thereto with a right of termination (a “Non-Assignable Contract”), this Agreement shall not constitute an agreement to assign or transfer such Non-Assignable Contract at the Closing and the Non-Assignable Contract shall be withheld from transfer at the Closing. However, if such consent (which may be obtained by way of any release, substitution or amendment necessary to novate all liabilities and obligations under any such Non-Assignable Contract so that, in any case, Buyer shall be solely responsible for such liabilities and obligations thereafter) is obtained following the Closing, the applicable Non-Assignable Contract shall be deemed automatically assigned and transferred to Buyer without further action by the parties. From and after the Closing, Seller Parties and Buyer will cooperate, in all reasonable respects, to obtain any required consent to permit the transfer of each Non-Assignable Contract to Buyer as soon as practicable after the Closing without payment of further consideration therefor; provided that the Seller Parties shall not be required to make any payments or agree to any material undertakings in connection therewith. Seller Parties shall make their personnel and counsel reasonably available (at Buyer’s expense to the extent external counsel is engaged) to negotiate and document such consent. Until such consent is obtained, Seller Parties and Buyer will cooperate, in all reasonable respects, to provide to Buyer the benefits under each Non-Assignable Contract (with Buyer entitled to all the gains and responsible for all the losses, taxes, liabilities and/or obligations thereunder, but only to the extent such losses, taxes, liabilities and/or obligations are not attributable to the Seller Parties and their respective Affiliates) and to grant to Buyer the right to service any Non-Assignable Contract in the place and stead of the Seller Parties.

(b)       Following the Closing, Seller will, in consultation with Buyer, and in accordance with, and to the extent required by, the Federal Acquisition Regulation Part 42, Subpart 42.12 or applicable law, promptly submit in writing to each of Seller’s responsible contracting officer(s) a request of the applicable Governmental Body, to (i) recognize Buyer as the successor in interest to all of the Assumed Seller Contracts subject to novation as identified on Schedule 3.18(a) and (ii) if required, enter into a novation agreement (the “Novation Agreement”) in substantially the form contemplated by such regulations. Buyer and Seller will each use commercially reasonable efforts (i) to promptly obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreements with regard to such Assumed Seller Contracts, including responding to requests for information by the applicable Governmental Body with regard to such Novation Agreement, and (ii) to provide all reasonable information and take all other actions reasonably necessary to obtain, execute and consummate such Novation Agreement (subject to confidential treatment with respect to any information provided to the extent reasonably requested by the party providing such information).

(c)       From the Closing Date until such time as the applicable Governmental Body recognizes the transfer of the rights and obligations under the applicable government Assumed Seller Contracts to Buyer, in accordance with, and to the extent required by, the Federal Acquisition Regulation Part 42, Subpart 42.12 or applicable law, or the government Assumed Seller Contracts expire by their own terms, Seller Parties and Buyer shall operate under the Subcontractor Agreement pending completion of the novation process.

44

EXECUTION VERSION

Article VI
INDEMNIFICATION; REMEDIES

Section 6.1  Survival. Unless otherwise explicitly set forth in this Agreement, all representations and warranties, in this Agreement, the Disclosure Letter, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall be accurate as of the date of such certificate or document and as of the Closing date. No party may bring a claim under this Article VI for any Breach of any representation or warranty made in this Agreement after the second anniversary of the Closing Date. No party may bring a claim under this Article VI for any Breach of any covenant or obligation under this Agreement after the second anniversary of the date on which such covenant expired or such obligation was to be performed. The parties expressly intend to limit the statute of limitations that may otherwise be applicable to a cause of action under this Agreement, other than fraud. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

Section 6.2 Indemnification and Reimbursement by Seller Parties. Seller Parties will, jointly and severally, indemnify and hold harmless Buyer, Parent, and their respective employees, directors, Representatives, stockholders and subsidiaries (collectively, the “Buyer Indemnified Persons”), and will reimburse Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a)       any Breach of any representation or warranty made by Seller Parties in (i) this Agreement, (ii) the Disclosure Letter, (iii) the Seller Closing Documents delivered pursuant to Section 2.7, (iv) any transfer instrument or (v) any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(b)       any Breach of any covenant or obligation of Seller Parties in this Agreement or in any other certificate, document, writing or instrument delivered by Seller Parties pursuant to this Agreement;

(c)       any Liability arising out of the ownership or operation of the Assets prior to the Closing Date other than the Assumed Liabilities;

(d)       any amount representing fees and expenses or other costs attributable to Seller Parties arising out of or in connection with the Contemplated Transactions;

(e)       any litigation pending or threatened on the Closing Date against Seller Parties;

(f)        any Retained Liabilities; and

(g)       any amount by which the Specified Assumed Liabilities exceed the amounts shown on Schedule 2.6(a)(iii).

45

EXECUTION VERSION

Notwithstanding anything to the contrary set forth in this Agreement, the sole recourse for the indemnification provided in this Article VI shall, absent fraud or willful misconduct, shall be recoupment of the Annual Cash Payments and/or the Earnout Payments as provided herein, and such recoupment shall be the exclusive remedy available to the Buyer Indemnified Persons arising from or relating to any of the Contemplated Transactions, including (without limitation) in respect of any breach of or noncompliance with any provision of this Agreement by Seller Parties or their respective Representatives; provided, that Buyer shall not be entitled to any such recoupment, unless and until the aggregate amount with respect to such claim exceeds ten thousand dollars ($10,000) (the “Threshold”), except for claims related to Section 6.2(g) which shall not be subject to such Threshold and will be recoverable dollar for dollar.

Section 6.3 Indemnification and Reimbursement by Buyer. Buyer will indemnify and hold harmless the Seller Parties, Seller Members, the Member Representative and the Earnout Representative (collectively, the “Seller Indemnified Parties”), and will reimburse Seller Indemnified Parties, for any Damages arising from or in connection with:

(a)       any Breach of any representation or warranty made by Buyer and Parent in this Agreement or in any certificate, document, writing or instrument delivered by Buyer or Parent pursuant to this Agreement;

(b)       any Breach of any covenant or obligation of Buyer or Parent in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer or Parent pursuant to this Agreement;

(c)       any Liability arising out of the ownership or operation of the Assets after the Closing Date other than the Retained Liabilities; or

(d)       any Assumed Liabilities.

Section 6.4 Right of Set off Against Annual Cash Payments and Earnout Payments. Subject to Section 6.2, upon a good faith determination of a reasonable claim for indemnity and upon written notice to Member Representative specifying in reasonable detail the basis therefor (a “Set-off Claims Notice”), Buyer may set off and recoup any amount of Damages to which Buyer may be entitled under this Article VI against and from the aggregate amounts that are otherwise payable to Seller Parties hereunder as the Annual Cash Payments and Earnout Payments, subject to the following terms and conditions:

(a)       Buyer, in good faith, may so set off against and recoup from amounts that are otherwise payable to Seller Parties hereunder as Annual Cash Payments and Earnout Payments in any order of maturity and in any combination so long as Buyer specifies such order and such combination in the applicable Set-off Claims Notice and follows all of the required procedures set forth in this Article VI;

(b)       the dollar amount of any such set off shall become final on the later to occur of the expiration of thirty (30) days from the date Buyer gives Member Representative a Set-off Claims Notice (the “Notice of Contest Period”) or, if the underlying basis for such Damages claim is contested by Seller, the date such dispute is resolved;

(c)       notwithstanding a dispute regarding the dollar amount or basis of any proposed set off specified in a Set-off Claims Notice, the underlying portion of the applicable Annual Cash Payments or Earnout Payment shall be retained by Buyer until such dispute is resolved;

46

EXECUTION VERSION

(d)       if, prior to the expiration of the Notice of Contest Period, Member Representative shall notify Buyer in writing of an intention to dispute the Damages claim and if such dispute is not resolved within thirty (30) days after expiration of such period, then Buyer may take any other action or exercise any other remedy available to it by appropriate legal proceedings to enforce its rights and remedies hereunder; and

(e)       all set-offs and recoupments of Damages by Buyer hereunder shall be treated as adjustments to and cannot exceed the Purchase Price.

Section 6.5 Third Party Claims Where Buyer Potentially Indemnified. In the event Buyer becomes aware of a Third-Party Claim or Damages which Buyer believes may result in a demand against the Annual Cash Payments and/or the Earnout Payments or a claim for Damages pursuant to the indemnification provisions of Section 6.2 hereof, Buyer shall notify Member Representative of such claim. Buyer shall have the right to settle any such claim with the consent of the Member Representative which shall not be unreasonably withheld so long as Seller Parties, the Seller Members and the Member Representative will be fully released from such claim in connection with such settlement. In the event that the Member Representative has consented to any such settlement, Member Representative shall have no power or authority to object to the amount of any claim by Buyer against the Annual Cash Payments and/or the Earnout Payments for indemnity with respect to such settlement. The following procedures shall apply to this Section 6.5:

(a)       If within 30 days after receiving such notice, the Member Representative gives written notice to Buyer stating it intends to defend against such claim or Damages at its own cost and expense, the defense (including the right to settle or compromise such action, subject to the consent of Buyer, which consent shall not be unreasonably withheld) of such matter, including selection of counsel (subject to the consent of Buyer, which consent shall not be unreasonably withheld) and the sole power to direct and control such defense, shall be by the Member Representative and the Member Representative shall make no payment in respect of such claim or Damages to any Third Party as long as the Member Representative is conducting a good faith and diligent defense. In any such defense, the Member Representative will consult with Buyer in connection with the Member Representative’s defense, and Buyer shall make available all information and assistance that the Member Representative may reasonably request and shall cooperate with Seller in such defense.

(b)       In any such proceeding, Buyer shall have the right to retain its own counsel, and will pay the fees and expenses of such counsel, unless: (i) the Member Representative and Buyer shall have mutually agreed to the contrary; (ii) the Member Representative has failed within a reasonable time to retain counsel; or (iii) the named parties in any such proceeding (including any impleaded parties) include both Buyer and any Seller Party and representation of each party by the same counsel would be inappropriate due to actual or potential differing interests between them. In any case specified in clauses (i), (ii) or (iii) of the preceding sentence, Seller Parties will bear the fees and expenses of counsel retained by Buyer, it being understood that Seller Parties shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for fees and expenses of more than one separate firm (in addition to any local counsel) for Buyer, and that all such fees and expenses shall be reimbursed by Seller as they are incurred. Any such separate counsel for which Buyer claims it is entitled to have Seller bear fees and expenses shall be designated in writing by Buyer. If in any such proceeding there shall be a settlement or final judgment for the plaintiff, Seller agrees to indemnify Buyer from and against any loss or liability by reason of such settlement or judgment, provided that if the proceeding is resolved by settlement, Seller has consented in writing to the settlement, which consent will not be unreasonably withheld. Notwithstanding the foregoing, if at any time Buyer shall have requested Seller to reimburse Buyer for fees and expenses of counsel as contemplated in this Section 6.5(b), Seller agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (x) such settlement is entered into more than 30 days after receipt by Seller of the request for reimbursement; and (y) Seller shall not have reimbursed Buyer in accordance with such request (other than due to a reasonable dispute as to the validity of such request) prior to the date of settlement.

47

EXECUTION VERSION

(c)       If no notice of intent to dispute and defend is given by the Member Representative under Section 6.5(a), or if the Member Representative fails or ceases to conduct a diligent good faith defense, Buyer shall, at the expense of Seller, undertake the defense of such claim or Damages with counsel selected by Buyer, and shall have the right to compromise or settle the same exercising reasonable business judgment.

Section 6.6 Third Party Claims Where Seller Indemnified Parties Potentially Indemnified. In the event any Seller Party becomes aware of a Third-Party Claim or Damages which is believed may result in a claim for Damages pursuant to the indemnification provisions of Section 6.3 hereof, the Member Representative shall notify Buyer of such claim. The Seller Indemnified Parties shall have the right to settle any such claim with the consent of Buyer which shall not be unreasonably withheld so long as Buyer and its Representatives will be fully released from such claim in connection with such settlement. The following procedures shall apply to this Section 6.6:

(a)       If within 30 days after receiving such notice, Buyer gives written notice to the Seller Indemnified Parties stating it intends to defend against such claim or Damages at its own cost and expense, the defense (including the right to settle or compromise such action, subject to the consent of the Seller Indemnified Parties, which consent shall not be unreasonably withheld) of such matter, including selection of counsel (subject to the consent of the Seller Indemnified Parties, which consent shall not be unreasonably withheld) and the sole power to direct and control such defense, shall be by Buyer and Buyer shall make no payment in respect of such claim or Damages to any Third Party as long as Buyer is conducting a good faith and diligent defense. In any such defense, Buyer will consult with the Seller Indemnified Parties in connection with Buyer’s defense, and the Seller Indemnified Parties shall make available all information and assistance that Buyer may reasonably request and shall cooperate with Seller in such defense.

(b)       In any such proceeding, the Seller Indemnified Parties shall have the right to retain its/their own counsel, and will pay the fees and expenses of such counsel, unless: (i) the Seller Indemnified Parties and Buyer shall have mutually agreed to the contrary; (ii) Buyer has failed within a reasonable time to retain counsel; or (iii) the named parties in any such proceeding (including any impleaded parties) include both Buyer and the Seller Indemnified Parties and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any case specified in clauses (i), (ii) or (iii) of the preceding sentence, Buyer will bear the fees and expenses of counsel retained by the Seller Indemnified Parties, it being understood that Buyer shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for fees and expenses of more than one separate firm (in addition to any local counsel) for the Seller Indemnified Parties, and that all such fees and expenses shall be reimbursed by Buyer as they are incurred. Any such separate counsel for which any Seller Party claims it is entitled to have Buyer bear fees and expenses shall be designated in writing by the Seller Indemnified Parties. If in any such proceeding there shall be a settlement or final judgment for the plaintiff, Buyer agrees to indemnify the Seller Indemnified Parties from and against any loss or liability by reason of such settlement or judgment, provided that if the proceeding is resolved by settlement, Buyer has consented in writing to the settlement, which consent will not be unreasonably withheld. Notwithstanding the foregoing, if at any time the Seller Indemnified Parties shall have requested Buyer to reimburse the Seller Indemnified Parties for fees and expenses of counsel as contemplated in this Section 6.6(b), Buyer agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (x) such settlement is entered into more than 30 days after receipt by Buyer of the request for reimbursement; and (y) Buyer shall not have reimbursed the Seller Indemnified Parties in accordance with such request (other than due to a reasonable dispute as to the validity of such request) prior to the date of settlement.

48

EXECUTION VERSION

(c)       If no notice of intent to dispute and defend is given by Buyer under Section 6.6(a), or if Buyer fails or ceases to conduct a diligent good faith defense, the Seller Indemnified Parties shall, at the expense of the Seller Indemnified Parties, undertake the defense of such claim or Damages with counsel selected by the Seller Indemnified Parties, and shall have the right to compromise or settle the same exercising reasonable business judgment.

Section 6.7 Novation Failure Payment.

(a)       Upon the first to occur of (i) an affirmative rejection by the appropriate contracting officer of a novation to the Buyer of government Seller Contracts identified on Schedule 2.1(b), or (ii) a failure of such government Seller Contract to be novated to Buyer on or prior to the second anniversary of the Closing (either, a “Novation Failure”), in each case only as the result of any act, omission or fault of a Seller Party, then Buyer may set off and recoup, in good faith, an amount equal to One Hundred Thousand Dollars ($100,000) (the “Novation Failure Amount”) against and from the aggregate amounts that are otherwise payable to Seller Parties hereunder as the Annual Cash Payments and Earnout Payments. In view of the difficulty of estimating the Damages to Parent and the Buyer upon a Novation Failure, the Novation Failure Amount is agreed upon by the Parties as the liquidated damages that Parent and the Buyer will suffer as a result of the Novation Failure and not by way of penalty. The Novation Failure Amount shall be the sole recourse of Parent and the Buyer for a Novation Failure; provided, that in no event shall payment of the Novation Failure Amount pursuant to this Section 6.7 limit or restrict Parent’s and Buyer’s available remedies under this Agreement, or at law or in equity, for any claim not resulting from or arising out of a Novation Failure.

(b)       The rights of Buyer with respect to the Annual Cash Payments and Earnout Payments under this Agreement shall be in addition to and not in limitation of any other rights and remedies to which Buyer is or may be entitled under this Agreement, or at law or in equity, including injunctive relief, to enforce payment of the full Novation Failure Amount.

Article VII
CONFIDENTIALITY

Section 7.1 Definition of Confidential Information. As used in this Article VII, the term “Confidential Information” means any and all of the following information of Seller Parties, Buyer or Parent that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer and Parent, on the one hand, or Seller Parties, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”): (i) all information that is a trade secret under applicable trade secret or other law; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures; (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, Tax Returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing; and (v) the existence of this Agreement or any of the terms of this Agreement or the Contemplated Transactions.

49

EXECUTION VERSION

Section 7.2 Restricted Use of Confidential Information. Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of the Disclosing Party. From and after the Closing, the provisions of this Article VII shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of Seller relating to any of the Assets or the Assumed Liabilities. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information to the Receiving Party’s attorneys and accountants.

Section 7.3 Exceptions. Notwithstanding Section 7.1 above, Confidential Information shall not include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the Disclosing Party; (ii) becomes publicly known and made generally available after disclosure by the Company to the Receiving Party through no action or inaction of the Receiving Party; (iii) is already in the possession of the Receiving Party at the time of disclosure by the Company as shown by the Receiving Party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the Receiving Party from a Third Party without a breach of such third party’s obligations of confidentiality; (v) is required by law to be disclosed by the Receiving Party, provided that the Receiving Party gives the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

Article VIII
TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing Date:

(a)       by mutual written consent of Seller and Buyer;

(b)       by either Buyer or Seller if any Governmental Body of competent jurisdiction shall have issued a final and non-appealable order, decree, judgment, injunction or ruling or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the Contemplated Transactions; provided that the party seeking to terminate this Agreement shall have used its Best Efforts to have such order, decree, judgment, injunction or ruling lifted if and to the extent required by Section 5.12;

(c)       by either Buyer or Seller if the Contemplated Transactions, other than the novation process described in Section 5.15, shall not have been consummated on or before November 30, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party if such party failed in any material respect to perform any of its obligations under this Agreement or otherwise violated this Agreement in any material respect;

(d)       by Buyer, in the event that Seller shall have (i) had an order, injunction, judgment, ruling or decree, or other legal restraint or prohibition issued by any court of competent jurisdiction, or Governmental Body preventing the consummation of the Agreement and the Contemplated Transactions, (ii) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement or (iii) materially breached any representation or warranty contained herein, or if a representation or warranty of Seller shall have become untrue, which has not been cured within fifteen (15) calendar days following notice by Buyer, or if the Termination Date is less than fifteen (15) calendar days from the notice by Buyer, has not been or cannot reasonably be expected to be cured by the Termination Date; provided that Buyer is not in material breach of any representation, warranty or covenant contained in this Agreement;

50

EXECUTION VERSION

(e)       by Seller, in the event that Buyer shall have (i) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement or (ii) materially breached any of its representations or warranties, in either case which breach or failure would reasonably be expected to prevent or materially delay the consummation of the Contemplated Transactions and is either incurable or, if curable, is not cured by Buyer within fifteen (15) calendar days following notice by Seller or, if the Termination Date is less than fifteen (15) calendar days from the notice by Seller, has not been or cannot reasonably be expected to be cured by the Termination Date; provided at the time of the delivery of such written notice Seller is not in material breach of any representation, warranty or covenant contained in this Agreement;

(f)        by Buyer upon written notice to Seller in the event Buyer determines that it is not satisfied, in its sole discretion, with the results of its due diligence review of Seller; or

(g)       upon written notice by Buyer to Seller if any investment banking firm engaged by Buyer disapproves the Contemplated Transactions.

Section 8.2 Effect of Termination. In the event of a termination and abandonment of this Agreement by either Buyer or Seller as provided in Section 8.1, this Agreement shall immediately become void and have no effect, and none of Buyer, Seller, any of their respective Representatives shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the Contemplated Transactions, except that such obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement. Notwithstanding the foregoing, neither of Buyer or Seller shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by such party or such party’s equityholders) arising out of its intentional breach of any provision of this Agreement or any other agreement delivered in connection herewith, or any fraud and provided further, that in circumstances where Seller or Buyer is obligated to consummate the Contemplated Transactions, the failure by such party to consummate the Contemplated Transactions in accordance with the provisions hereof shall be deemed an intentional breach by such party of this Agreement.

Article IX
GENERAL PROVISIONS

Section 9.1 Expenses. Each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives.

Section 9.2 Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines, provided that it is understood and agreed that Buyer and Seller shall consult with each other in good faith regarding the content and form of any press release or other announcement or disclosure relating to the Contemplated Transactions.

51

EXECUTION VERSION

Section 9.3 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by e-mail or facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number or person as a party may designate by notice to the other parties):

Seller Parties:

Integrio Technologies, LLC
2355 Dulles Corner Boulevard
Suite 600
Phone: 703.961.1125
Fax: 703.961.1127
Attn: Greg Chandler

With a copy to:

Blackstone Counsel
1934 Old Gallows Road
Suite 350
Vienna, VA 22182
Phone: 703.226.8023
Fax: 703.991.6460
Attn: Frank Blackstone

Buyer and Parent:

Sysorex Global
2479 E. Bayshore Road
Suite 195
Palo Alto, CA 94303
Phone: 408.702.2167
Fax: 408.824.1543
Attn: Nadir Ali, CEO

With a copy to:

Mitchell Silberberg & Knupp LLP
12 E. 49th Street

30th Floor

New York, NY 10017
Phone: 917-546-7707
Email: mxf@msk.com
Attn: Melanie Figueroa, Esq.

Section 9.4 Jurisdiction; Venue. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the state or federal courts located in the City of Los Angeles, California and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court.

52

EXECUTION VERSION

Section 9.5 Enforcement of Agreement. Each party hereto acknowledges and agrees that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by either party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which each party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 9.6 Waiver; Extension; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the approval and adoption of this Agreement by Seller Members, no extension or waiver of this Agreement or any portion thereof shall be made which by any Legal Requirement requires further approval of the members of Seller without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure or delay to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

Section 9.8 Disclosure Letter.

(a)       The information in the Disclosure Letter constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller Parties as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b)       The statements in the Disclosure Letter relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

(c)       Any disclosures contained in the Disclosure Letter which refer to a document are qualified in their entirety by reference to the text of such document, a true and complete copy of which has been included in the due diligence information supplied to Buyer.

53

EXECUTION VERSION

(d)       Seller Parties may amend or supplement the Disclosure Letter and schedules of this Agreement prior to the Closing, provided that Buyer may reject, in its sole discretion, any such supplements or amendments to the Disclosure Letter or schedules and thereupon exercise its termination right under Section 8.1(f) unless Seller Parties withdraw such proposed supplement or amendment.

Section 9.9 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 9.9.

Section 9.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 9.11 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

Section 9.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 9.13 Governing Law. This Agreement will be governed by and construed under the laws of the State of Nevada without regard to conflicts-of-laws principles that would require the application of any other law.

Section 9.14 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or email transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes.

Section 9.15 Construction. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

54

EXECUTION VERSION

Article X
MEMBER REPRESENTATIVE

Section 10.1 Appointment. To efficiently administer Seller Parties’ post-Closing obligations and rights under this Agreement, including the defense and/or settlement of any claims for indemnity by Buyer pursuant to Article VI, Greg Chandler is hereby appointed to serve as the representative of the Seller Members (the “Member Representative”). The Member Representatives shall have full power and authority to make all decisions relating to the defense and/or settlement of any claims for which Buyer Indemnified Parties may claim to be entitled to indemnity pursuant to Article VI, all decisions and actions relating to any adjustment to the Aggregate Share Consideration and otherwise to act on behalf of the Seller Members in all respects with respect to this Agreement, including, without limitation, the amendment or termination of such agreements. All decisions and actions by the Member Representative shall be binding upon all the Seller Members, and no Seller Members shall have the right to object to, dissent from, protest or otherwise contest the same. In the event of the death, incapacity or resignation of the Member Representative, the Seller Members holding a majority of the voting membership interests of Seller immediately prior to the Closing Date (the “Majority Members”) shall promptly appoint a substitute Member Representative; provided, however, in no event shall a Member Representative resign without the Majority Members having first appointed a substitute Member Representative who shall assume such duties immediately upon the resignation of such Member Representative. From and after such time when Seller dissolves itself as a limited liability company and continuing until the second anniversary of the Closing, the Member Representative shall be authorized and obligated to act on behalf of Seller in order to fulfill all of Seller Parties’ covenants set forth in Article V (other than Section 5.7) that survive the Closing, including without limitation, Section 5.10. By his signature below, the Member Representative agrees to fulfill such obligation for the period specified.

Section 10.2 Decisions Final. Buyer shall have no right to object to, protest or otherwise contest any matter related to the procedures for action being taken by the Member Representative as between the Member Representative and the Seller Members. Buyer hereby waives any claims it may have or assert, including those that may arise in the future, against any Member Representative or any of his affiliates (other than Seller Parties) that relate to such Member Representative’s role as such, including any claims for any action or inaction taken or not taken by the Member Representative in connection herewith.

Section 10.3 Binding Relationship. Each Seller Member that accepts payment of consideration in respect of this Agreement shall be deemed, by such acceptance of payment, to have agreed that (i) the provisions of this Article X are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies such Seller Member may have in connection with the transactions contemplated by this Agreement, (ii) the remedy at law for any breach of the provisions of this Article X would be inadequate, (iii) such Seller Member shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if such Seller Member brings an action to enforce the provisions of this Article X and (iv) the provisions of Article X shall be binding upon such Seller Member and the successors and assigns of such Seller Member. In addition, each Seller Member that accepts payment of consideration in respect of this Agreement shall be deemed, by such acceptance of payment, to:

(a)       have waived any claims he, she or it may have or assert, including those that may arise in the future, against any Member Representative and any of his affiliates, for any action or inaction taken or not taken by the Member Representative in connection therewith; and

(b)       have agreed to his or her portion, if any, of the Annual Cash Payments and/or the Earnout Payments be withheld by Buyer in accordance with Article VI hereto.

Section 10.4 Notices. Any notice or communication delivered by Buyer to the Member Representative shall, as between Buyer, on the one hand, and the Seller Members, on the other hand, be deemed to have been delivered to all Seller Members. Buyer shall be entitled to rely exclusively upon any communication or writings given or executed by the Member Representative in connection with any claims for indemnity and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Member Representative. Buyer shall be entitled to disregard any notices or communications given or made by the Seller Members (other than the Member Representative, if applicable) in connection with any claims for indemnity unless given or made through the Member Representative.

55

EXECUTION VERSION

Section 10.5 Member Representative Expenses. In the event that the Member Representative determines to hire or retain any attorneys, accountants or other subject matter experts or to incur any third party costs or expenses in connection with any dispute resolution process on the Seller Members’ behalf, all such fees, costs and expenses shall be the sole responsibility of the Seller Parties. In the event that any travel by the Member Representative or his agents is reasonably required in connection with the performance of his obligations under this Agreement or the Member Representative directly pays any costs or expenses for which he is entitled to reimbursement, the Member Representative shall be reimbursed for all such reasonable expenses in the same manner as if such expenses were third party expenses under the terms set forth herein. On such date when all indemnification claims made by Buyer pursuant to Article VI hereof shall have been finally resolved in accordance therewith, the Member Representative shall have the right to recover reasonable expenses incurred by the Member Representative in connection herewith upon delivery to Buyer of a certificate setting forth the Member Representative expenses actually incurred.

Section 10.6 Limitation of Liability. In addition to all the protections and rights granted to the Member Representative in Article VI hereof, to the maximum extent permissible by applicable law, the Member Representative (and any successor to the Member Representative) will incur no personal liability to Buyer, Buyer Indemnified Parties, Seller Parties or Seller Members with respect to any action or inaction taken or failed to be taken in connection with his services as the Member Representative, except with respect to his own willful misconduct, gross negligence or bad faith. The Member Representative may rely in good faith conclusively upon information, reports, statements and opinions prepared by professionals hired or retained by the Member Representative.

[Remainder of Page Intentionally Left Blank]

56

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.

BUYER:		SELLER:
Sysorex Government Services, Inc.		Integrio Technologies, LLC

By:	/s/ Nadir Ali	By:	/s/ Barry Culman
	Nadir Ali		Barry Culman
	Director		Chief Executive Officer

PARENT:
Sysorex Global

By:	/s/ Nadir Ali
Nadir Ali
Chief Executive Officer

SELLER SUB:
Emtec Federal, LLC

By:	/s/ Barry Culman
Barry Culman
President

ACKNOWLEDGED AND AGREED SOLELY FOR PURPOSES OF ARTICLE X BY:

MEMBER REPRESENTATIVE

/s/ Greg Chandler
Greg Chandler

[Signature Page to SYRX – Integrio Asset Purchase Agreement]

Exhibit A

Bill of Sale

Exhibit B

Form of Assignment and Assumption Agreement

Exhibit C

Form of Domain Name Assignment Agreement

Exhibit D

Form of Investor Representation Statement

Exhibit E

Form of Payoff and Estoppel Letter

Exhibit F

Form of Sub-Contractor Agreement

[In form and substance to be agreed upon by Buyer and Seller following the execution hereof.]

Exhibit G

Form of Lease Assignment